EXHIBIT NO. 10.128

                           PURCHASE AND SALE AGREEMENT
                                 BY AND BETWEEN
                   THE CONCORD PLAZA JOINT VENTURE, AS SELLER,
                                       AND
                     CALI REALTY ACQUISITION CORP., AS BUYER


         This Purchase and Sale Agreement (this "Agreement") is entered into as of the Effective Date (hereinafter defined), by and between THE NEW CONCORD PLAZA JOINT VENTURE (dba The Concord Plaza Joint Venture), a Texas joint venture of which The New Plaza Corporation, a Delaware corporation, is Managing Venturer, as Seller (herein "Seller"), and CALI REALTY ACQUISITION CORP., a Delaware corporation, as Buyer (herein "Buyer").

         In consideration of the mutual covenants and representations herein contained, and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer agree as follows:

1. Sale and Purchase of Property. Seller hereby agrees to sell to Buyer, and Buyer hereby agrees to purchase from Seller, upon the terms and conditions herein set out, the following described real and personal property in San Antonio, Bexar County, Texas (herein collectively the "Property"):

     1.1. The following real property:

         1.1.1.Lot 2, Block 1, New City Block 16743, CENTRAL BUSINESS PARK,
               UNIT 2, City of San Antonio, Bexar County, Texas, according to plat recorded in Volume 9509, Page 42, Deed and Plat Records, Bexar County, Texas;

         1.1.2.Together with all right, title and interest of Seller in and to
               (a) all streets, roads, alleys, easements, rights-of-way, licenses, rights of ingress and egress, vehicle parking rights and public places, existing or proposed, abutting, adjacent, used in connection with or pertaining to the real property or the Improvements (as hereinafter defined); (b) any strips or gores between the Real Property and abutting or adjacent properties; and (c) all water and water rights, timber, crops and mineral interests pertaining to such real property (such real property and other rights, titles and interests being hereinafter sometimes called the "Real Property");

     1.2. All buildings, structures and other improvements, including an eleven
          (11) story office building commonly known as the Harte Hanks Tower in Concord Plaza (such buildings, structures and other improvements being hereinafter sometimes called the

          "Improvements") now or hereafter situated on the Real Property;

     1.3. All fixtures, equipment, systems, machinery, furniture, furnishings, inventory, goods, building and construction materials, supplies, of every kind and character, now owned or hereafter acquired by Seller, which are now or hereafter attached to or situated in, on or about the Real Property or the Improvements, which are used in or necessary to the complete and proper planning, development, use, occupancy or operation thereof, or acquired (whether delivered to the Real Property or stored elsewhere) for use or installation in or on the Real Property or the Improvements, and all renewals and replacements of, substitutions for and additions to the foregoing, including, but without limiting the foregoing, any and all fixtures, equipment, machinery, systems, facilities and apparatus for heating, ventilating, air conditioning, refrigerating, plumbing, sewer, lighting, generating, cleaning, storage, incinerating, waste disposal, sprinkler, fire extinguishing, communications, elevators, security alarm, gas, electrical, water, all tanks, pipes, wiring, conduits, ducts, doors, partitions, fans, motors, engines and boilers; but specifically excluding any office furniture, office supplies or office computers or office equipment of Seller, whether or not used in the operation of the Property, but which are not required for the operation of the Property, or any files or records of Seller which are unrelated to the operation or maintenance of the Improvements (all of which, other than the immediately above specifically excluded items, are herein sometimes referred to together, as the "Accessories");

     1.4. All (a) plans and specifications, change orders, shop drawings, manuals and other construction documents for the Improvements, prepared by Seller's architect and/or civil engineer, and any other engineering studies, which in each case, to the current actual knowledge of Seller, are in the possession of or available to Seller at no additional expense to Seller (but nothing herein creates any obligation on the part of Seller to cause any such plans or studies to be prepared) (the "Project Plans"), (b) engineering reports, soils reports and environmental reports which in each case, to the current actual knowledge of Seller, are in the possession of or available to Seller at no additional expense to Seller (but nothing herein creates any obligation on the part of Seller to cause any such plans or studies to be prepared) (the "Project Studies"), (c) deposits for utility service and accounts, contract rights, instruments, documents, commitments (the "Contract Deposits"), (d) all right, title and interest of Seller in any permits, licenses, franchises, certificates, approvals and other rights and privileges obtained in connection with the Real Property, the Improvements or the Accessories or any part thereof (the "Permits") (but nothing herein creates any obligation on the part of Seller to cause any such permits to be obtained), and (e) Seller's rights in any service, maintenance, union, employment, or other contracts, equipment leases or other material agreements pertaining to the operations of the Property (the "Contracts"), if assigned and assumed by Buyer at the Closing pursuant to the terms of this Agreement;

     1.5. Trademarks, Tradename, symbols and other marks and trade or business names relating to the ownership, use and/or management of the Property, to the extent of Seller's interest therein, including the right to the use of the name "Concord" only as "Concord Plaza" with respect to the Property or any future expansion thereof, but not otherwise (the "General Intangibles"), but such right to the use of the name "Concord Plaza" is not exclusive and is also available for use with respect to the development of the properties contiguous to the north and south boundaries of the Property;

     1.6. All right, title and interest of Seller in and to all lease and occupancy agreements, written or oral, for any leased Property (the "Leases" or "Lease Agreements"; tenants under any Leases are herein "Tenant" or "Tenants");

     1.7. All deposits from any Tenant, which deposits are currently held in escrow at The Frost National Bank in San Antonio, Texas (the "Security Deposit Escrow");

     1.8. Any other personal property used in the operations of the Improvements [but specifically not including any vehicles, cash or marketable securities or funded reserve accounts of Seller, or any tax, maintenance or improvement or other escrow of Seller other than the Security Deposit Escrow] (the "Personal Property"); and

     1.9. Any other properties, rights, titles and interests, if any, specified in any Section or by any Article of this Agreement as being part of the Property.

2. Effective Date. The Effective Date of this Agreement will be the date on which a fully executed copy of this Agreement is delivered to the Title Company.

3. Title Company. The Title Company shall be CHICAGO TITLE INSURANCE COMPANY, 9311 San Pedro Avenue, Suite 111, San Antonio, Texas 78216, Attention: Mr. Michael Guerra, in association with and assisted by Marathon Title Company.

4.   Earnest Money.

     4.1. Within three (3) business days after the Effective Date, the Buyer will pay directly to Seller, in cash by wire transfer of immediately available good funds, the amount of ONE HUNDRED THOUSAND AND NO/100 DOLLARS ($100,000.00), as Earnest Money hereunder, which shall be non-refundable and shall be deemed fully earned by Seller when received by Seller, except as otherwise set forth herein (the "Initial Earnest Money Payment").

     4.2. Prior to the expiration of Buyer's Examination Period (as provided in Section 12, below), if Buyer fails to terminate this Agreement as therein provided, Buyer will cause to be deposited with the Title Company, in cash by wire transfer in immediately good funds, the amount of TWO HUNDRED FIFTY THOUSAND AND NO/100 DOLLARS

          ($250,000.00), to secure Buyer's performance pursuant to the terms and conditions of this Agreement (the "Earnest Money Deposit"). The Initial Earnest Money Payment and the Earnest Money Deposit will be held in interest bearing accounts at The Frost National Bank in San Antonio, Texas, and the interest earned thereon will accrue to the benefit of Buyer, and will be added to the Initial Earnest Money Payment and the Earnest Money Deposit as earned. The Earnest Money Deposit will be disbursed in accordance with the applicable provisions of this Agreement.

5.   Purchase Price.

     5.1. The Purchase Price shall be THIRTY-FOUR MILLION AND NO/100 DOLLARS ($34,000,000.00).

     5.2. The Purchase Price shall be paid to Seller all cash at Closing, by wire transfer of immediately available good funds.

     5.3. At the Closing, the amount of the Initial Earnest Money Payment will be credited to the Purchase Price and the Earnest Money Deposit will be applied to the Purchase Price.

6.   Survey.

     6.1. Within five (5) business days after the Effective Date hereof, Seller, at its expense, will deliver to Buyer a current ALTA/ASCM survey of the Property (dated within six (6) months of the Effective Date), in such form and content as to permit the deletion of the "survey exception" for all matters other than the area of the land from the Owner's Title Policy (herein the "Survey").

     6.2. The Survey shall be a new or recertified "as-built" survey, and will be prepared and certified by Vickrey & Associates, Inc. (herein the "Civil Engineer"), who is registered in the State of Texas.

     6.3. The cost of the deletion of the "survey exception" from the Owner's Title Policy (that is, other than the cost of the Survey itself), if requested by Buyer, shall be at Buyer's expense.

     6.4. The Survey shall indicate: (a) a legend specifying the dates of any and all revisions to the Survey, and the designations as necessary to include all easements, and other like encumbrances of record, that will be exceptions to title; (b) a sketch or map of the general vicinity of the Property; (c) field notes; (d) a note explaining the basis of the bearings used; (e) the "true point of beginning"; (f) (1) the size, location and type of all buildings, and other visible structures, other improvements and items on the subject Property; (2) the distance from each such structure to the Property line, and (3) the location and dimensions of all alleys, streets, roads, rights-of-way, easements, curb cuts, driveways, walkways, and other points of ingress and egress, and other matters of record affecting the subject Property according to the legal description and such easements and other matters (with instrument book and page number indicated); (g) the total number of parking spaces and number of handicap parking spaces on the Property; (h) all visible manholes, catch basins, valve vaults or other surface indications of substructures, pipelines, including abandoned lines, roadways, footpaths, and other features that may indicate usage by parties; (i) all wires and cables and all wire bearing or guy poles on or within ten (10) feet of the Property; (j) any setback lines of record; (k) visible intrusions or encroachments on to the Property by building, structures, or other improvements on adjoining premises; (l) visible intrusions or encroachments on any easement, building setback line or other restricted area of record by any buildings, structures or other improvements on the subject Property; (m) the distance from the nearest intersecting street or road; (n) the location and dimensions of, and the recording information for, all easements and rights-of-way of record; (o) access to all dedicated public streets or roads; (p) any portion of the Property which is located within a Special Flood Hazard Area, Zone A, as defined by the Flood Insurance Rate Map of the City of San Antonio, Bexar County, Texas, on Community Panel No. 480045 0020 C, Revised:
          August 2, 1990, and Flood Insurance Rate Map for Bexar County, Texas, on Community Panel No. 480035 0350 B, Effective Date: October 16, 1984, as prepared by the Federal Emergency Management Agency; (q) the Survey shall be made on the ground as per the field notes shown thereon and correctly show the boundary lines and dimensions and area of the land indicated thereon and each individual parcel thereof indicated thereon; (r) the right-of-way with, center line and name of all streets abutting the Property and whether each street is a public or private way; and (s) monuments placed at all major corners of the boundary of the Property, unless already marked.

     6.5. The Survey shall contain a certificate specifically addressed to both Buyer and the Title Company and, if requested by Buyer, any lender of Buyer in conjunction with the sale contemplated herein, verifying (a) this survey was made on the ground as per the field notes shown hereon and correctly shows the boundary lines and dimensions and area of the land indicated hereon and each individual parcel thereof indicated hereon; (b) all monuments shown hereon actually exist, and the location, size and type of such monuments are correctly shown; (c) this survey correctly shows the size, location and type of all buildings, and other visible structures, other improvements and items on the subject Property; (d) this survey correctly shows the location and dimensions of all alleys, streets, roads, rights-of-way, easements, building setback lines and other matters of record referenced in Commitment No. 44-905-80-974526, with an effective date of October 31, 1997, of the Title Company or of which the Civil Engineer has been advised or has current actual knowledge, affecting the subject Property according to the legal description and such easements and other matters (with instrument book and page number indicated); (e) except as shown, there are no (1) visible improvements, visible easements, rights-of-way, party walls, drainage ditches, streams, uses, discrepancies or conflicts, (2) visible intrusions or encroachments from the subject Property onto adjoining premises, streets, or alleys by any of said buildings, structures, or other improvements, (3) visible intrusions or encroachments onto the subject

          Property by building, structures, or other improvements on adjoining premises, or (4) visible intrusions or encroachments on any easement, building setback line or other restricted area of record by any buildings, structures or other improvements on the subject Property;
          (f) the distance from the nearest intersection street or road is as shown hereon; (g) the subject Property was observed to have access to a dedicated public street or road as shown hereon, accepted for maintenance by the entity to which such street or road was dedicated;
          (h) no portion of the subject Property is located within a Special Flood Hazard Area, Zone A, 100 Year Flood Plain, as defined by the Flood Insurance Rate Map for the City of San Antonio, Bexar County, Texas, on Community Panel No. 480045 0020 C, Revised; August 2, 1990, and Flood Insurance Rate Map for Bexar County, Texas on Community Panel No. 480035 0350 B, Effective Date: October 16, 1984, as prepared by the Federal Emergency Management Agency; (i) except as shown, all utilities serving the Property enter through adjoining public streets and/or easements of record; (j) the acreage of the Real Property; (k) the total number or parking spaces and the number of handicap parking spaces in the Property; and (l) that the Improvements are in compliance with applicable FAA height restrictions

7. Title Commitment. Within five (5) business days after the Effective Date hereof, Seller, at Seller's sole cost and expense, will cause the Title Company to provide to Buyer a commitment for Title Insurance (the "Commitment"). The Commitment will have attached legible copies of any and all documents reflected therein affecting the Property (the "Title Documents"). The Commitment shall guarantee to furnish Buyer at the Closing a fully paid TLTA Owner's Title Insurance Policy covering the Property in the aggregate face amount of the total Purchase Price, with no exceptions other than the Permitted Exceptions (as defined below), (the "Title Policy"). The Title Policy shall be at Seller's expense; but any additional premium for deletion of the "survey exception", if requested by Buyer, shall be at Buyer's expense.

8.

Title and Survey Objections.

     8.1. Buyer shall have until 5:00 p.m. CST on the tenth (10th) business day after delivery to Buyer of the Survey and Commitment, within which to approve or disapprove all items, including the information reflected therein, in the Commitment and the Survey (any such objections being the "Title and Survey Objections"), such approvals or disapprovals to be within Buyer's sole discretion (the "Title and Survey Objection Period"). If Buyer fails to disapprove any such item by specific written notice to Seller and the Title Company within the Title and Survey Objection Period, Buyer shall be deemed to have approved such item. Buyer is deemed to object to all matters listed on Schedule C of the Commitment.

     8.2. If and to the extent that the Commitment is updated for any reason, then notwithstanding anything to the contrary contained in this
          Section 8 (but subject to Section 8.5 with respect to any change after expiration of Buyer's Examination Period), Buyer shall have three (3) business days from its receipt of any update or continuation of the Commitment and/or Survey to notify Seller of any objections to any items not previously reflected in the Commitment or Survey, as the case may be, and such item shall not be deemed to be a Permitted Exception unless Buyer shall fail to disapprove of any such matter by written notice to Seller and the Title Company within such three (3) business day period.

     8.3. Subject to Section 8.5 with respect to any change after expiration of Buyer's Examination Period, any exceptions in the Commitment which are not objected to by Buyer by the expiration of the Buyer's Examination Period, or with respect to any updated Commitment, within three (3) business days after Buyer's receipt of same, will be deemed to be approved by Buyer and shall constitute the "Permitted Exceptions".

     8.4. If Buyer provides Title and Survey Objections, Seller will use its good faith and best efforts to expeditiously cure such Title and Survey Objections by the Closing Date; provided, however, Seller shall be obligated (a) to cause to be released, on or before the date of Closing, any monetary liens or security interests created by, under or through Seller (including without limitation, the mortgage payable to The Frost National Bank), and ad valorem taxes due on the Property, and (b) to cause to be released, on or before the date of Closing, liens and security interests created by, under or through third parties, but in no event will Seller be obligated to expend or incur any expense or liability for such cure for liens or security interests created by, through or under third parties in excess of a maximum outlay in costs and expenditures of One Hundred Thousand and no/100 Dollars ($100,000.00). If Seller is otherwise unable to cure any one or more of such Title and Survey Objections, such failure shall not be an event of default by Seller, but in such event Seller shall notify Buyer in writing of such Title and Survey Objections (the "First Election Notice"), and request that Buyer waive Buyer's right to terminate this Agreement due to such objection(s). Buyer shall thereafter have five (5) business days after receipt of the First Election Notice within which to waive its termination right or to terminate this Agreement.

          In the event Buyer fails to respond within such five (5) business day period, Seller shall deliver a second notice (the "Second Election Notice") specifying the Title and Survey Objection and stating that Buyer failed to respond to the First Election Notice, and, Buyer will be deemed to have waived and accepted the uncured and unsatisfied Title and Survey Objections, which shall then become Permitted Exceptions (hereinabove defined). If Buyer terminates this Agreement under this Section 8, the Initial Earnest Money Payment, less One Hundred Dollars ($100.00) to be retained by Seller as consideration for this Agreement, and the Earnest Money Deposit will be refunded to Buyer and the parties shall have no further obligations under this Agreement except as to obligations which specifically are provided in this Agreement to survive termination of this Agreement.

     8.5. If and to the extent that there is any change in the Commitment or Survey after expiration of Buyer's Examination Period, then in such event only, Buyer will have until Closing to notify Seller of any objections to any items not previously reflected in the Commitment or Survey, as the case may be (the Supplemental Title and Survey Objections"), and such item shall not be deemed to be a Permitted Exception and Seller shall be obligated to cure such Supplemental Title and Survey Objections or item in accordance with Section 8.4, above. If Seller fails to cure or satisfy such Supplemental Title and Survey Objections prior to Closing (other than as required by Seller in Section 8.4, above), Buyer shall be entitled only to either (a) waive such objections, in which event Buyer shall be deemed to have accepted such uncured and unsatisfied objections (which shall become Permitted Exceptions), or (b) terminate this Agreement by written notice accordingly from Buyer to Seller at or prior to the Closing Date, in which case the Initial Earnest Money Payment, less One Hundred Dollars ($100.00) to be retained by Seller as consideration for this Agreement, and the Earnest Money Deposit will be refunded to Buyer and the parties shall have no further obligations under this Agreement except as to obligations which specifically are provided in this Agreement to survive termination of this Agreement.

9. Inspection Items. Seller, at its sole cost and expense, shall from and after the Effective Date hereof deliver to Buyer, or otherwise make available to Buyer, for its inspection and copying at Suite 303, 200 Concord Plaza, in San Antonio, Texas, at Buyer's expense, the following (the "Inspection Items"), to the extent the same are in the possession of Seller, and Seller makes no representations or warranties, written or oral, express or implied, with respect to any Inspection Items, including, but not limited to, the accuracy, adequacy or completeness of any such items, except as specifically set out in Section 13, below:

     9.1. Copies of all of the Project Plans (as defined in Section 1.4, above);

     9.2. Copies of all Project Studies (as defined in Section 1.4, above);

     9.3. Copies of all certificates of occupancy for the Property;

     9.4. Copies of all certificates and/or other evidence of insurance insuring the Improvements, and furniture, fixtures and equipment therein, and Seller's operations on the Property, and any written notice received by Seller as to any insurance currently in force with respect to the Property, or any part thereof, which notice indicates that such coverage is not or, with the passage of time, may not be in full force and effect in any material manner or amount (but not to include any insurance of any Tenant insuring such Tenant's leasehold improvements unless a copy of such insurance policy is in possession of Seller; or if such insurance is otherwise available to Seller under any applicable lease, then upon written request by Buyer to Seller, Seller will request the same from any such tenant);

     9.5. A current rent roll for the Property (the "Project Rent Roll"), current as of September 30, 1997 (and updated as of October 31, 1997, as soon as such information is available to Seller), which shall contain the following information; provided, however, during Buyer's Examination Period, Seller by written notice to Buyer may modify and/or supplement the information provided in the Project Rent Roll or attached thereto. Seller does hereby specifically certify, as being true and correct in all material manner and amount, taken as a whole, the following information provided in the Project Rent Roll: (1) Name of Tenant; (2) Suite number; (3) Current Monthly Rent Rate; (4) Base Year Operating Expense Provision; (5) Net Rentable Square Feet per the Lease Agreement; (6) Commencement Date of Current Term of Lease Agreement; (7) Expiration Date of Current Term of Lease Agreement; (8) the existence of any option to extend in any Lease Agreement; (9) the existence of any option to expand under any Lease Agreement; and (10) options to terminate prior to expiration of the current term under any Lease Agreement. Seller also certifies that, to the current actual knowledge of Seller, all other information provided in the Project Rent Roll is true and correct in all material manner and amount, taken as a whole, but for such purposes only, all information contained in any Lease, a copy of which is provided as an exhibit to the Project Rent Roll, shall be deemed incorporated by reference into the Project Rent Roll, and to the extent any such terms are inconsistent, the terms of the Leases will control.

         9.5.1. Tenant:

              9.5.1.1. Name of Tenant; and

              9.5.1.2. Whether such party is a party related to Seller; and

              9.5.1.3.Whether such Tenant is indebted to Seller or to the current actual knowledge of Seller, indebted to any Affiliate of Seller (as that term is defined in Section 34, below); and

              9.5.1.4.Identity of any individual or entity other than Tenant who occupies any of the leased premises by sublease, license, or otherwise.

         9.5.2. Suite number;

         9.5.3. Net Rentable Square Feet per the Lease Agreement;

         9.5.4. Date of Lease Agreement:

              9.5.4.1. The date of the Original Lease Agreement; and

              9.5.4.2. The date of any amendments, or side letter or other agreement amending any terms and provisions of any such Lease Agreement;

         9.5.5. Commencement Date of Current Term;

         9.5.6. Current Term;

         9.5.7. Expiration Date of Current Term;

         9.5.8. Renewal Rights;

         9.5.9. Purchase Options;

         9.5.10. Rights of First Refusal;

         9.5.11. Rights of Expansion;

         9.5.12. Cancellation Option;

         9.5.13. Current Monthly Rent (exclusive of any adjustments for Basic Costs);

         9.5.14. Base Year operating expense provision;

         9.5.15. Security Deposit:

              9.5.15.1. Amount; and

              9.5.15.2. Amount thereof, if any, applied by Seller to
                           obligations of Tenant;

         9.5.16. Past due rent more than 30 days past due;

         9.5.17. Prepaid Rent;

         9.5.18. Rent Reduction;

         9.5.19. Rent Abatement;

         9.5.20. Unfunded obligation for Leasehold Improvements;

         9.5.21. Unfunded obligation for leasing commission; and

         9.5.22. Separate Lease Guaranty (hereinafter defined);

         9.5.23. Any specific written objection from Tenant to Seller of any tax, operating cost or other escalation payments or occupancy charges, or any other amounts payable under its Lease;

         9.5.24. Entitlement to electricity or other utilities, either without charge or on a rent-inclusion basis (that is, other than on a basis generally available to all tenants in the Property);

          9.5.25. Rights to membership in any facilities in the Property, including without limitation, the Concord Athletic Club; and

          9.5.26. Parking obligations and/or commitments to Tenant or any other party.

     9.6. Copies of all current lease agreements, including amendments thereto, or subleases or assignments thereof, pertaining to any of the Property, which shall accompany the Project Rent Roll (herein the "Leases").

     9.7. All current files pertaining to leasing the Property, located in the possession and control of Seller (herein the "Tenant Files").

     9.8. Copies of all real and personal property tax bills for the current and past three years pertaining to the Property.

     9.9. Copies of any and all licenses, permits, governmental or quasi-governmental approvals, including all building permits and certificates of occupancy, in Seller's files.

     9.10.Copies of any construction warranties and guarantees still in effect, if any, and all warranties and guarantees pertaining to building systems, building components and/or personal property, in Seller's files.

     9.11.All service, maintenance, employment and management contracts, and leasing commission agreements pertaining to the Property.

     9.12.Copies of all documents related to any pending or threatened litigation affecting the Property or Seller.

     9.13.Copies of all notices from and responses to any governmental or quasi-governmental authority relating to (i) any pending or threatened condemnation of the Property or any part thereof, (ii) any release, threatened release, storage, disposal or use of Hazardous Substances (as hereinafter defined) at or around the Property, or (iii) any written notice from any governmental authority notifying Seller of a specific violation in the Property of the Federal Americans with Disabilities Act, the Texas Architectural Barriers Act, or any other material violations of any zoning or building codes of the City of San Antonio or Bexar County .

     9.14.All current files in the possession of Seller pertaining to the maintenance and operation of the Property from January 1, 1993 to the Effective Date hereof.

     9.15.Copies of Seller's unaudited and internally prepared year end financial statements for the Property for 1995 and 1996, and interim financial statements for the nine (9) months ending September 30,1997.

10. Property Inspection.

     10.1.During the Buyer's Examination Period, as defined below, but subject to the rights of Tenants under the Leases, Buyer and its agents shall have the right, at reasonable times and upon notice to Seller as required in this Section 10.1, during normal business hours (and while strictly adhering to the confidentiality and nondisclosure provisions herein), to enter upon the Property and to conduct soil, environmental, structural, mechanical and/or other studies or tests or reviews, which Buyer deems advisable, at the expense of Buyer (the "Property Inspection"). Buyer (i) shall not permit the Property Inspection to be conducted in any manner that creates any materially unsafe or hazardous condition on the Property, and (ii) shall not permit the Property Inspection to be conducted in any manner that unreasonably disturbs, interrupts, or interferes with any persons, including, without limitation, Tenants or other occupants of the Property, or their employees, customers or invitees. Buyer shall give Seller written notice not less than two (2) business days prior to conducting any test or inspection that physically affects the Property, such as soil borings or internal examination of equipment or components of improvements, if any. Buyer shall timely pay all fees charged by Buyer's experts and shall not permit any claims to be made against Seller or permit any liens to be created against the Property by Buyer's experts. The entry upon the Property by Buyer, Buyer's personnel and Buyer's experts shall be at their respective risks; provided, however, nothing herein shall be deemed to release Seller from any liability for its own negligence or willful misconduct. Buyer shall have the right, upon not less than two (2) business days prior written notice from Buyer to Seller specifically identifying the party to be contacted and the information to be obtained, to contact third parties regarding the Property, including without limitation, tenants, contractors, property managers, parties to Contracts, and municipal, local or other governmental officials and representatives.

     10.2.Buyer shall not perform any test or inspection which will permanently alter or damage the Property, and at the end of the Buyer's Examination Period, Buyer shall at Buyer's sole cost and expense restore and replace any part of the Property altered or damaged as a result of the Property Inspection, to substantially the condition of the Property prior to such studies. Any destructive or invasive testing of the Property by Buyer or its agents will be subject to the prior written approval of Seller, and Seller will not unreasonably withhold or delay its consent to any such testing if there is a reasonable basis to believe that such testing may disclose a violation or possible violation of an applicable Environmental Law (as hereinafter defined). If Seller withholds its consent for any reason, Buyer may terminate this Agreement and in such event receive a refund of the Initial Earnest Money Payment less $100.00 as independent consideration to Seller, and the Earnest Money Deposit and neither Seller nor Buyer will have any further liability to or responsibility to the other hereunder other than as provided in this Agreement to specifically survive termination of this Agreement.

     10.3.During Buyer's Examination Period, Buyer will review all of the Contracts provided by Seller to Buyer, and Buyer will determine to its satisfaction whether and with what prior notice each such Contract is terminable. Buyer will be responsible at Closing to provide any notice of termination, and will otherwise be responsible to assume all Contracts from and after Closing until terminated (1) which are terminable upon thirty (30) days or less written notice or (2) with The City Public Service Board of San Antonio or (3) with BFI. Buyer's obligation to close this transaction is subject to the condition that, as of the Closing, the Contracts to be assigned to Buyer shall be in full force and effect, unmodified, and free from any default in any material manner or amount. Buyer will not be obligated to assume any Contract if Buyer did not receive a copy of that Contract during the Buyer's Examination Period. In any event: (1) any property management and leasing agreement must be terminated at Closing; and (2) Buyer will not assume any of the agreements pertaining the Athletic Club Renovations provided for in Section 21.8, below, and Seller shall retain and perform those agreements. Seller will be responsible for, and does indemnify Buyer against, any Contract which is not terminable in 30 days or less, other than contracts with The City Public Service Board of San Antonio and BFI. The provisions of this Section 10.3 shall survive the Closing.

     10.4.SELLER SHALL NOT BE LIABLE TO BUYER, OR ANY OF BUYER'S PERSONNEL,
          AGENTS OR EXPERTS FOR, AND BUYER AGREES TO RELEASE, INDEMNIFY, DEFEND AND HOLD SELLER (AND ITS OFFICERS AND JOINT VENTURE PARTNERS, AND THEIR RESPECTIVE OFFICERS, DIRECTORS AND SHAREHOLDERS) HARMLESS FROM AND AGAINST ANY CLAIMS BY ANY PERSON FOR INJURY, DAMAGES OR LOSS TO PERSONAL PROPERTY RESULTING FROM, INCIDENT TO, OR ARISING OUT OF THE CONDUCT OF THE PROPERTY INSPECTION OR THE ENTRY UPON THE PROPERTY BY BUYER, BUYER'S PERSONNEL, AGENTS OR EXPERTS, AND FROM ALL OUT-OF-POCKET COSTS INCURRED BY SELLER TO DEFEND AGAINST ANY SUCH CLAIMS, INCLUDING, WITHOUT LIMITATION, REASONABLE ATTORNEY'S FEES; PROVIDED HOWEVER, THIS INDEMNITY SHALL NOT APPLY IF AND TO THE EXTENT THAT SELLER'S NEGLIGENCE OR WILLFUL MISCONDUCT IS A CAUSE THEREOF.

     10.5.BUYER IS ENCOURAGED TO CONDUCT AN INDEPENDENT INVESTIGATION AND
          INSPECTION OF THE PROPERTY, UTILIZING SUCH EXPERTS AS BUYER DEEMS TO BE NECESSARY FOR AN INDEPENDENT ASSESSMENT OF THE STRUCTURAL AND OPERATIONAL INTEGRITY OF THE IMPROVEMENTS AND EQUIPMENT USED IN THE OPERATION OF THE PROPERTY, AND COMPLIANCE OF THE PROPERTY (INCLUDING SPECIFICALLY THE IMPROVEMENTS) WITH APPLICABLE LAWS, INCLUDING THE FEDERAL AMERICANS WITH DISABILITIES ACT, THE TEXAS ARCHITECTURAL BARRIERS ACT, AND/OR APPLICABLE ENVIRONMENTAL LAWS (AS HEREINAFTER DEFINED).

     10.6.For purposes of this Agreement, the term "Property Information" means: the results and products of the Property Inspection, including, without limitation all civil engineering, soil, environmental, operational and feasibility inspections, tests and reports thereof of the Property and all other information regarding the Property obtained by Buyer, including but not limited to the Inspection Items, which shall be deemed to be proprietary information belonging to Seller and shall be confidential unless and until Buyer acquires the Property hereunder, even if such information is obtained at Buyer's expense. Prior to Closing, or if Closing shall not occur, then for twenty-four
          (24) months after the Effective Date, Buyer shall not disclose, without the prior written consent of the Seller, in its sole discretion, any of the Property Information to any person other than
          (i) Buyer's personnel, (ii) Buyer's experts, attorneys, accountants, consultants, lenders and equity investors (who in each case shall also be advised of this confidentiality covenant), (iii) any governmental agency to which Buyer has an obligation to disclose such Property Information, and if any governmental agency requires or requests disclosure of such Property Information, then only if Buyer provides to Seller written notice prior to such disclosure, (iv) other persons who Buyer reasonably believes needs to know such information for one or more of the purposes stated in the Agreement, and who, in each case, shall be informed by Buyer about the confidential nature of the Property Information, (v) by valid court order with prior written notice to Seller of any such disclosure, or (vi) as may be required by law or any stock exchange. In the event this Agreement does not close for any reason, then, on or before twenty (20) days after the termination of this Agreement, Buyer shall destroy and provide a specific written representation to Seller of such destruction, or deliver to Seller, all copies of any part of the Property Information specifically provided to Buyer in writing by Seller or its agents and Inspection Items in the possession of or under the control of any of Buyer's personnel or Buyer's experts, and all reports and results of all tests, inspections and studies, and all civil engineering plans prepared by or at the instance of Buyer in connection with this Agreement or relating to the Property, to the extent that they are in the possession of Buyer or its agents.

     10.7.Prior to the Effective Date hereof, Buyer's agent executed a Concord
          Plaza Confidentiality Agreement. The terms of such agreement are incorporated herein by reference into this Section 10, and to the extent that the terms of this Section 10 conflict with the terms of such agreement, the terms of this Section 10 shall control.

     10.8. The obligations under this Section 10 shall survive termination of this Agreement.

11. Tenant Estoppel Certificates.

     11.1.Promptly after the Effective Date, Seller shall request, in writing, from each Tenant, and each any guarantor under any Lease Guaranty, an Estoppel Certificate in a form reasonably requested by Buyer, which shall be addressed to Buyer and shall be currently dated (collectively the "Estoppel Certificates").

     11.2.The current standard form of Lease provides the following with respect to the obligation of a Tenant to, upon request, provide an Estoppel Certificate:

                  "Tenant will, at any time and from time to time, within ten
                  (10) business days of its receipt of written request by Landlord, at no cost or expense to Landlord, execute, acknowledge, and deliver to Landlord an Estoppel Certificate in such form as may be reasonably required by Landlord, such Certificate to be executed by Tenant certifying: (i) that this Lease is unmodified and in full effect if such is the case (or, if there have been modifications, that this Lease is in full effect as modified, and setting forth such modification),
                  (ii) the Commencement Date of the Lease, (iii) the Expiration Date of the Lease, (iv) the dates to which the Rent has been paid, and (v) either stating that to the knowledge of Tenant no default exists hereunder or specifying each such default of which Tenant may have knowledge and such other matters as may be reasonably requested by Landlord; it being intended that any such statement by Tenant may be relied upon by any prospective purchaser or current or prospective mortgagee of the Project (or the portion thereof which includes the Premises)."

     11.3.To the current actual knowledge of Seller, the Estoppel provision set out in Section 11.2, above, is contained in all Leases without material modifications.

     11.4.During Buyer's Examination Period (defined below), Seller will use its best efforts to secure from each Tenant a Tenant Estoppel Certificate in form reasonably requested by Buyer; provided, however, if and to the extent that the "Required Estoppels" (as hereinafter defined) are not provided to Buyer by Closing, then Buyer shall be entitled only to either (a) waive such requirement for the Required Estoppels and proceed to Close, or (b) terminate this Agreement by written notice accordingly from Buyer to Seller at or prior to the Closing Date, in which case the Initial Earnest Money Payment, less One Hundred Dollars ($100.00) to be retained by Seller as consideration for this Agreement, and the Earnest Money Deposit will be refunded to Buyer and the parties shall have no further obligations under this Agreement except as to obligations which specifically are provided in this Agreement to survive termination of this Agreement.

         11.4.1. For purposes of this Section 11.4, "Required Estoppels" shall mean the delivery to Buyer of Estoppel Certificates which do not disclose any facts objectionable to Buyer in its reasonable opinion, which Certificates shall be in form reasonably required by Buyer, from:

              11.4.1.1. Major Tenants (as defined below); plus

              11.4.1.2. Tenants, including Major Tenants, under Leases which, collectively, apply to at least eighty percent (80%) of the net rentable area in the Property.

         11.4.2. For purposes of this Section 11.4, "Major Tenants" are:

              11.4.2.1. PaineWebber Incorporated;

              11.4.2.2. Merrill Lynch, Pierce, Fenner and Smith, Inc.;

              11.4.2.3. Davis, Adami & Cedillo, Inc.;

              11.4.2.4. Colorado Sports Club Venture, LLC;

              11.4.2.5. Intercontinental National Bank;

              11.4.2.6. Intercontinental Premises Holding Corporation;

              11.4.2.7. Hearst-Argyle Television, Inc.;

              11.4.2.8. Baptist Memorial Health Care System;

              11.4.2.9. Harte-Hanks Communications, Inc.;

              11.4.2.10. Clear Channel Communications, Inc.; and

              11.4.2.11. R. David, Inc. (Ruth's Chris Steak House).

12. Buyer's Examination Period.

     12.1.Notwithstanding anything herein to the contrary, Buyer shall have until 5:00 p.m. CDT on Tuesday, December 2, 1997 (the "Buyer's Examination Period") in which to review the Commitment, Title Documents, Inspection Items, the general condition of the Property, and any other matters Buyer deems appropriate, and in which to determine, in the Buyer's sole and absolute discretion, if the Buyer shall elect to purchase the Property pursuant to this Agreement.

     12.2.If Buyer notifies Seller and the Title Company in writing, prior to the expiration of the Buyer's Examination Period, that Buyer elects to terminate this Agreement for any reason whatsoever, then the Title Company shall, without the necessity of securing Seller's consent, immediately return to Buyer the Earnest Money Deposit, but there will be no obligations to return the Initial Earnest Money Payments or the interest earned thereon (except as otherwise specifically provided for herein), and neither party hereto shall have any further liability to the other hereunder except as otherwise provided in this Agreement to specifically survive termination of this Agreement. If Buyer fails to so advise Seller and the Title Company within the Buyer's Examination Period that Buyer elects to terminate this Agreement, it is conclusively presumed that Buyer elects to purchase the Property pursuant to this Agreement, and the Earnest Money Deposit will become non-refundable to Buyer except as otherwise specifically provided in this Agreement.

13. Seller's Representations and Warranties. THE PROPERTY IS TO BE CONVEYED TO BUYER "AS IS" IN ALL RESPECTS, WITHOUT ANY REPRESENTATIONS OR WARRANTIES BY SELLER, WRITTEN OR ORAL, EXPRESS OR IMPLIED, PERTAINING TO THE CONDITION, OPERATION, USE OF THE PROPERTY, OR OTHERWISE, EXCEPT FOR THE LIMITED REPRESENTATIONS AND WARRANTIES PROVIDED IN THIS SECTION 13 AND EXCEPT FOR THE SPECIFIC WARRANTIES OF TITLE AS ARE OTHERWISE PROVIDED IN THIS AGREEMENT, WHICH REPRESENTATIONS AND WARRANTIES ARE PROVIDED AS OF THE EFFECTIVE DATE HEREOF AND WHICH REPRESENTATIONS AND WARRANTIES WILL BE DEEMED REPEATED ON AND AS OF THE CLOSING DATE:

     13.1.Organization. Seller is a joint venture duly created and validly existing pursuant to and in good standing under the laws of the State of Texas, and each venture partner of Seller is an entity duly organized and validly existing pursuant to and in good standing under the laws of the State of Texas or the State of Delaware.

     13.2.Authority. Seller has full power and authority to sell and convey the Property and to enter into and perform (a) this Agreement and (b) all documents and instruments to be executed by Seller pursuant to this Agreement (collectively, "Seller's Ancillary Documents"). Prior to Closing, Seller shall have taken all partnership and corporate actions required for the consummation of the transactions contemplated by this Agreement. This Agreement has been, and Seller's Ancillary Documents will be, duly authorized, executed and delivered by a duly authorized representative of Seller. This Agreement constitutes, and the Seller's Ancillary Documents upon delivery will constitute, valid and legally binding obligations of Seller, enforceable against Seller in accordance with their terms (except to the extent that enforcement may be affected by laws relating to bankruptcy, reorganization, insolvency and creditors' rights and by the availability of injunctive relief, specific performance and other equitable remedies). The person signing and delivering this Agreement on behalf of Seller has been duly authorized to do so. Neither the execution and delivery of this Agreement and Seller's Ancillary Documents by Seller, nor the consummation by Seller of the transaction herein and therein contemplated, will conflict with or result in a breach of any of the terms, conditions or provisions of Seller's Joint Venture Agreement or, to the current actual knowledge of Seller, of any statute or administrative regulation, or of any order, writ, injunction, judgment or decree of any court or any governmental authority or of any arbitration award. Seller owns legal and beneficial fee simple title to the Property, which is to the current actual knowledge free and clear of all liens and encumbrances except the Permitted Exceptions.

     13.3.Required Consents. No consent, authorization, order or approval of, or filing or registration with, any governmental authority or other person is required for the execution and delivery by Seller of this Agreement and Seller's Ancillary Documents and the consummation by Seller of the transaction contemplated by this Agreement and Seller's Ancillary Documents.

     13.4.Litigation. No litigation proceedings or actions are pending with respect to the Property or to which the Seller is a party (other than a suit by Seller against the prior tenant in the restaurant for eviction and attorneys fees which resulted in judgment [as yet uncollected] in favor of Seller), and to the current actual knowledge of Seller, no litigation claims, actions or proceeds are pending or threatened against the Property or against Seller.

     13.5.Use. Seller's current use of the Property is in accordance with applicable zoning regulations, and the current use and occupancy of the Property are in all material respects in accordance with applicable deed restrictions, and other covenants and restrictions affecting the Property.

     13.6.

Condition of the Property.

         13.6.1. To the current actual knowledge of Seller, there are no defects in the Improvements and/or furniture, fixtures and equipment used by Seller in the operation of the Property, which taken as a whole would have a material adverse effect on the operations or value of the Property (during Buyer's Examination Period, Seller will disclose to Buyer, in writing, certain matters pertaining to the Improvements and equipment which Seller does not consider material; but when disclosed Buyer should make its own determination as to whether it considers any such matter material, in which case Buyer's remedy will be to terminate this Agreement under Section 12.2, hereof); and

         13.6.2. All water, storm, sanitary sewer, gas, electricity, telephone and other utilities serving the Property are supplied directly to the Property by facilities of public utilities through lands as to which public or private easements exist that will inure to the benefit of Buyer, and to the current actual knowledge of Seller are adequate to service the current normal operations of the Improvements, and the cost of installation of such utilities has been fully paid.

     13.7.Compliance with Applicable Laws. For purposes of this Agreement: (a)
          "Applicable Law" means all laws, rules, regulations (other than Environmental Laws, which are covered separately below) statutes, treaties, codes, ordinances, permits, certificates, orders and licenses of and interpretations by, any Governmental Authority in effect as of the Effective Date hereof, and applicable judgments, decrees, injunctions, writs, orders or like action of any court, arbitrator or other administrative, judicial or quasi-judicial tribunal or agency of competent jurisdiction (including those pertaining to health, safety or the Environment (including, without limitation, wetlands) in effect as of the Effective Date hereof, and those pertaining to the construction, use or occupancy of the Property in effect as of the date hereof, and any restrictive covenant or deed restriction or easement of record as of the Effective Date hereof affecting the Property; and (b) "Governmental Authority" means any federal, state, county, municipal or other governmental or regulatory authority, agency, board, body, commission, instrumentality, court or quasi-Governmental Authority. To the current actual knowledge of Seller, the use and operation of the Property are not in violation in any material respect of any Applicable Laws; excepting only that Seller makes no representation or warranties with respect to the applicability of or compliance with the federal Americans with Disabilities Act or the Texas Architectural Barriers Act and it will be the responsibility of Buyer to satisfy itself with respect to the compliance of the Property with respect to such laws.

     13.8.Inspection Items. (i) Copies of any Inspection Items provided to or made available to Buyer are true and correct copies of the originals of each such instrument, and (ii) copies of the real property tax bills for the Property that have been furnished by Seller to Buyer are true and correct copies of all such tax bills.

     13.9. Leases.

         13.9.1. The Project Rent Roll and the Leases and the Lease Guaranties, copies of which are attached thereto, when taken together, represent all of the written and oral obligations of Seller, and to the current actual knowledge of Seller, of any other party, with respect to any leasing of any premises in the Property, and there are no other agreements (written or oral) in the nature of space leases, licenses, permits, franchises, concession or occupancy agreements affecting the Property to which Seller is a party (or to the current actual knowledge of Seller, with respect to which Seller is not a party) affecting the Property in any material manner or amount, and the Leases and the Lease Guaranties are in full force and effect and binding in accordance with their terms (except to the extent that enforcement may be affected by laws relating to bankruptcy, reorganization, insolvency and creditors' rights and by the availability of injunctive relief, specific performance and other equitable remedies).

         13.9.2. Seller is not in default in any material manner or amount under any Lease, and no event has occurred that, with the giving of notice or passage of time or both would constitute a default in any material manner or amount, and to the current actual knowledge of Seller, no other party thereto is in default in any material manner or amount under any Lease or Lease Guarantee, and no event has occurred that, with the giving of notice or passage of time or both would constitute a default in any material manner or amount .

         13.9.3. There are no pending claims asserted by Tenants or any guarantor under any Lease Guaranty for offsets against rent or any other claims (whether monetary or otherwise) made against Seller, as Landlord, under any Lease or Lease Guaranty.

         13.9.4. There are no fees or commissions payable (or will, with the passage of time or occurrences of an event or both, be payable) to any person or entity in regard to the leases by Seller except as specifically set out in the Leases or Project Rent Roll or as may be disclosed to Buyer in writing during Buyer's Examination Period, and all such commissions due and payable to date have been paid.

         13.9.5. True and correct copies of all Leases and Lease Guaranties have been delivered to Buyer as an exhibit to the Project Rent Roll, and there are no other agreements, amendments, guaranties, side letters or other documents, written or oral, which vary those documents in any manner or amount which, taken as a whole, would have a material adverse effect on the operation or value of the Property.

         13.9.6. Seller has no obligation, whether under any Lease or otherwise, to contribute money or services to a tenants' association or merchants' association, or to provide advice thereto.

     13.10. Tenant Files. To the current actual knowledge of Seller, the Tenant Files are all files of Seller pertaining to any current Lease.

     13.11. Project Plans. Seller makes no representations or warranties as to the accuracy or adequacy or completeness of the Project Plans, excepting only that, to the current actual knowledge of Seller, the Improvements, as built, do not differ from the Project Plans in any material manner.

     13.12. Project Studies. Seller makes no representations or warranties as to the accuracy or adequacy or completeness of any Project Studies.

     13.13. Ad Valorem Taxes. The property is not now, and will not as a result of the conveyance of the Property from Seller to Buyer be, subject to an agriculture use or open space exemption or roll back for ad valorem taxes. There are no pending or, to the current actual knowledge of Seller threatened, actions, suits, proceedings or claims involving the Property. There are no challenges or appeals pending regarding the amount of the taxes on, or the assessed valuation of, the Property, and no arrangements or agreements exist with any governmental authority with respect thereto. There is no assessment for ad valorem taxes due (in addition to the normal annual general real estate tax assessment) which is pending or, to the current actual knowledge of Seller, threatened, with respect to any portion of the Property.

     13.14. Non-Foreign Seller. Seller is not a foreign person as defined in
          Section 1445 of the Internal Revenue Code.

     13.15. Condemnation. There are no condemnation proceedings pending or, to the current actual knowledge of Seller threatened, with respect to any portion of the Property.

     13.16. Contracts. Each of the Contracts is in full force and effect in all material respects (except to the extent enforcement may be affected by laws relating to bankruptcy, reorganization, insolvency and creditors' rights and by the availability of injunctive relief, specific performance and other equitable remedies); and Seller is not in default thereunder in any manner or amount which, taken as a whole, will have a material adverse effect on the operations or value of the Property, and to the current actual knowledge of Seller, no other party is in default in any manner or amount which, taken as a whole, will have a material adverse effect on the operation or value of the Property.

     13.17. Employees. There are no employees of Seller, at the Property or otherwise, who by reason of Federal, state, county, municipal or other law, ordinance, order, requirement or regulation, or by reason of any union or other employment contract, written or otherwise, or any other reason whatsoever, would become employees of Buyer as a result of the purchase of the Property by Buyer. None of the employees of Seller located on the Property are covered by or employed under any union contract.

     13.18. Project Rent Roll. The information contained in the Project Rent Roll, certified as provided in Section 9.5, above.

     13.19. Permits. To the current actual knowledge of Seller:

         13.19.1. All certificates of occupancy, licenses, certificates and permits issued by any governmental or quasi-governmental agency or authority or any board of fire underwriters or real estate board or similar organization or institution, which are material to the ownership and operations of the Property, have been secured by Seller; and

         13.19.2. The current use and occupation of any portion of the Property does not violate any such certificates or permits or amendments thereto required for the current use and operation of the Property in any material manner; and

          13.19.3. All such certificates and permits are in full force and effect.

     13.20. Insurance. To the current actual knowledge of Seller, all insurance policies held by Seller relating to or affecting the Property are in full force and effect and will be in full force and effect to the Closing Date.

     13.21. Liens. To the current actual knowledge of Seller, the only monetary encumbrance against the Property is a mortgage in favor of The Frost National Bank, which will be paid off at Closing, and no services, material or work have been supplied to the Property for which payment has not been made in full. If, subsequent to the Closing Date, any mechanic's or other lien, charge or order for the payment of money shall be filed against the Property or any portion thereof or against Seller or Seller's assigns, based upon any act or omission, or alleged act or omission before or after the Closing Date, of Seller, its agents, servants or employees, or any contractor, subcontractor or materialmen connected with the construction of improvements at the Property, or repairs made to the Property under the direction or authorization of Seller (that is, not individual Tenants) (whether or not such lien, charge or order shall be valid or enforceable as such), within ten (10) days after notice to Seller of the filing thereof, Seller shall take such action, ), by bonding, deposit, payment or otherwise, as will remove or satisfy such lien of record against the Property.

     13.22. Environmental Matters.

         13.22.1. For purposes of this Agreement, the following terms shall have the meanings set forth below:

          13.22.1.1. "CERCLIS" means the Comprehensive Environmental Response, Compensation and Liability Information System database.

              13.22.1.2. "Environment" means all air, surface water,
                      watercourse, body of water, or any land thereunder, groundwater or land, including land surface or subsurface, and including all persons, fish, wildlife, biota and all other natural resources.

              13.22.1.3. "Environmental Claims" means any and all litigation, administrative or judicial actions, suits, orders, claims, liens, notices, notices of violations, investigations, complaints, requests for information, proceedings, or other communication (written or oral), whether criminal or civil (collectively, "Claims"), including without limitation, administrative or judicial claims, pursuant to or relating to any applicable Environmental Law or Hazardous Materials by any entity or person (including but not limited to any Governmental Authority or citizens' group) based upon, alleging, asserting, or claiming any actual or potential (a) violation of or liability under any Environmental Law, (b) violation of any Environmental Permit, or (c) liability for investigatory costs, cleanup costs, removal costs, remedial costs, response costs, natural resource damages, property damage, personal injury, fines, or penalties or loss of the use of property or diminution in value of property, arising out of, based on, resulting from, or related to the presence, or Release into the Environment, of any Hazardous Materials at the Property or at any off-site location to which Hazardous Materials or materials containing Hazardous Materials originating from the Property were sent for handling, storage, treatment or disposal.

              13.22.1.4. "Environmental Cleanup Site" means any location which is listed or proposed for listing on the National Priorities List, on CERCLIS, or on any similar federal, state or local list of sites requiring investigation or cleanup, or which is the subject of any pending or threatened action, suit, proceeding, or investigation related to or arising from any alleged violation of any Environmental Law or the presence of a Hazardous Material.

              13.22.1.5. "Environmental Condition" means the presence or Release of a Hazardous Material at, in, on, under, about, or emanating from or migrating to or from the Property which has or may result in or form the basis of an Environmental Claim.

              13.22.1.6. "Environmental Law" means any and all federal, state, county, local, and foreign laws, statutes, ordinances, orders, codes, rules, regulations, policies, guidance documents, judgments, decrees, injunctions, or agreements with any Governmental Authority, in effect as of the Effective Date hereof and the Closing Date, as the case may be, relating to the protection of health and the Environment and/or governing the handling, use, generation, treatment, storage, transportation, disposal, manufacture, distribution, formulation, packaging, labeling, or any Release of Hazardous Materials, including but not limited to: the Clean Air Act, 42 U.S.C. ss.7401, et seq.; the Comprehensive Environmental Response,

                      Compensation and Liability Act of 1980 ("CERCLA"), as amended, 42 U.S.C. ss.9601 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. ss.1251 et seq.; the Hazardous Material Transportation Act, 49 U.S.C. ss.1801 et seq.; the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. ss.136 et seq.; the Resource Conservation and Recovery Act of 1976 ("RCRA"), as amended, 42 U.S.C. ss.6901 et seq.; the Toxic Substances Control Act, 15 U.S.C. ss.2601 et seq., the Occupational Safety and Health Act of 1970, 29 U.S.C. ss.651 et seq.; the Oil Pollution Act of 1990, 33 U.S.C. ss.2701 et seq.; and the state laws applicable thereto in effect as of the Effective Date hereof, and the Closing Date, as the case may be, together with all administrative regulations promulgated under any of the foregoing, in effect as of the Effective Date hereof, and the Closing Date, as the case may be; and any common law doctrine, including but not limited to, negligence, nuisance, trespass, personal injury, or property damage related to or arising out of the presence, Release, or exposure to a Hazardous Material, in effect as of the Effective Date hereof, and the Closing Date, as the case may be.

              13.22.1.7. "Environmental Permit" means any federal, state, county, or local license, certificate, permit or authorization issued under or in connection with any Environmental Law.

              13.22.1.8. "Hazardous Material" means petroleum and petroleum products and derivatives, petroleum by-products, radioactive materials, asbestos, gasoline, diesel fuel, radon, urea formaldehyde, lead-containing materials, polychlorinated biphenyls, and any other material, gas or substance known or suspected to be toxic or hazardous which could cause a detriment to, or impair the beneficial use of, the Property, or constitute a health, safety or environmental risk to any occupancy of the Property, and any other materials or substances defined as or included in the definition of "hazardous substances," "hazardous materials," "hazardous wastes," "contaminants" or "pollutants" under any applicable Environmental Law, but in no event to include any such materials used in the Property in not significant quantities in the ordinary course of business consistent with all Applicable Law in all material respects.

              13.22.1.9. "Release" means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, treating, injecting, escaping, leaching, dumping or disposing of a Hazardous Material into the Environment on, at, into, onto or migrating from or into the Property, regardless of whether the result of any intentional or unintentional action or omission .

              13.22.1.10. "Remediation Work" means the remediation (including without limitation, investigation and removal) work required to remediate the Hazardous Materials in compliance with Environmental Laws.

              13.22.1.11. "Environmental Documents" shall mean all environmental documentation in the possession or under the control of Seller concerning the Property, or its environs, including without limitation, all sampling plans, cleanup plans, preliminary assessment plans and reports, site investigation plans and reports, remedial investigation plans and reports, remedial action plans and reports, or the equivalent, sampling results, sampling result reports, data, diagrams, charts, maps, analysis, conclusions, quality assurance/quality control documentation, correspondence to or from any Governmental Authority, submissions to any Governmental Authority and directives, orders, approvals and disapprovals issued by any Governmental Authority.

              13.22.1.12. "Governmental Authority" shall mean the federal, state, county or municipal government, or any department, agency, bureau or other similar type body obtaining authority therefrom, or created pursuant to any law.

              13.22.1.13. "Notice" shall mean, any written communication of any nature, whether in the form of correspondence, memoranda, order, directive or otherwise.

     13.22.2. Seller represents and warrants to Buyer, the following:

              13.22.2.1. With respect to the Property, to the current actual knowledge of Seller, both Seller and the Property are in compliance with all applicable Environmental Laws and Environmental Permits, and no circumstances exist that would prevent or interfere with such compliance by Buyer following Closing, other than the necessity to install a water refiltering tank and related drainage improvements for the car wash, and the cost to complete the same will be borne by Seller and, to the extent that has not been completed by Closing, the cost to complete the same will be escrowed by Seller at Closing.

              13.22.2.2. To the current actual knowledge of Seller, Seller has obtained all Environmental Permits required for the ownership, occupancy and use of the Property, if any.

              13.22.2.3. With respect to the Property, there are no past, pending, or to the current actual knowledge of Seller threatened, Environmental Claims against Seller, or involving the Property, and Seller has no current actual knowledge of any facts or circumstances which could reasonably be expected to form the basis for any Environmental Claim against Seller involving the Property.

              13.22.2.4. To the current actual knowledge of Seller, no Hazardous
                      Materials are present, and no Releases of Hazardous Materials have occurred at, from, in, on, under or to the Property or any real property adjacent thereto by Seller or any affiliates or by any other person, other than the use of Hazardous Materials in insignificant quantities in the operations of the Property or by any Tenant in its operations within the Property in compliance with Environmental Law.

              13.22.2.5. To the current actual knowledge of Seller, neither the
                      Property nor any real estate adjacent thereto is an Environmental Cleanup Site.

              13.22.2.6. To the current actual knowledge of Seller, there are no liens arising under or pursuant to any Environmental Law on the Property and there are no facts, circumstances or conditions that could reasonably be expected to result in the imposition of such a lien.

              13.22.2.7. There are no above-ground or, to the current actual knowledge of Seller, under-ground storage tanks at the Property or any real property adjacent thereto, other than a restaurant grease trap, the water re-filtering tank for the car wash to be installed, and other than a service station located across the intersection from the Property.

              13.22.2.8. To the current actual knowledge of Seller, the Property has not been used as a transfer station, incinerator, resource recovery facility, landfill (although portions of the property may have been filled for development) or other similar facility for receiving or treating, storing or disposing of waste, garbage, refuse and other discarded materials resulting from, without limitation, industrial, commercial, agricultural, domestic and community activities, including without limitation, sanitary, hazardous, medical, special or other waste.

              13.22.2.9. To the current actual knowledge of Seller, Seller has provided to Buyer copies of, or access for inspection of, all Environmental Documents relating to the physical condition of the Property, in its possession or under its control, and will in good faith use its best efforts to do so after the execution of this Agreement until Closing, promptly upon its receipt of the same.

     13.23. Seller covenants to Buyer that, from the Effective Date hereof until Closing, Seller shall promptly upon becoming aware of or receiving Notice of any of the following conditions or occurrences, provide Buyer with written notice thereof, including the details surrounding the occurrence or condition and any action taken or proposed to be taken by Seller in connection therewith: (a) any actual, pending or threatened Environmental Claim against Seller, its general partners or any affiliates or any other person or entity with respect to the Property; (b) any Environmental Condition at the Property; (c) any violation of Environmental Laws; or (d) any Release of Hazardous Materials.

     13.24. In the event that prior to Closing either Buyer or Seller discovers the presence of any Hazardous Materials, at, in, on, under, about, emanating from or affecting the Property, other than use of Hazardous Materials used in insignificant quantities in the operations of the Property or by any Tenant in its operations within the Property in compliance with Environmental Law, the discovering party shall give prompt written notice of such discovery, together with such additional relevant information as is within the possession of the discovering party, to the other party. If, prior to Closing, any such Hazardous Materials are discovered at, in, on, under, about, emanating from or affecting the Property or any violation of any Environmental Law is discovered with respect to the Property, provided Seller has not knowingly permitted or caused such Hazardous Materials at, in, on, under, about, emanating from or affecting the Property, Seller shall have no obligation to commence any Remediation Work, and Buyer's sole remedy shall be termination of this Agreement, and return of the Initial Earnest Money Payment, less One Hundred Dollars ($100.00) to be retained by Seller as consideration for this Agreement, and the Earnest Money Deposit and the parties shall have no further obligations under this Agreement other than as provided in this Agreement to specifically survive termination of this Agreement. If Seller has knowingly caused or permitted Hazardous Materials at, in, on, under, about, emanating from or affecting the Property or if Seller elects to perform Remediation Work pursuant to this Section, Seller shall, at its own expense, be responsible for the Remediation Work in a manner reasonably satisfactory to Buyer.

     13.25. Independent Unit. Other than recorded easements, the Property is an independent unit which does not now rely on any facilities (other than facilities covered by easements appurtenant to the Property or facilities or municipalities or public utilities) located on any property that is not part of the Property to fulfill any municipal or other governmental requirement, or for the furnishing to the Property of any essential building systems or utilities (including drainage facilities, catch basins, and retention ponds). Other than record easements, no other building or other property that is not part of the Property relies upon any part of the Property to fulfill any municipal or other governmental requirement, or to provide any essential building systems or utilities.

     13.26. ERISA. Seller is not and is not acting on behalf of an "employee benefit plan" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, a "plan" within the meaning of Section 4975 of the Internal Revenue Code of 1986, as amended, or an entity deemed to hold "plan assets" within the meaning of 29 C.F.R. ss.2510.3-101 of any such employee benefit plan or plans.

     13.27. At the Closing, Seller will again provide the representations set out in this Section 13, or Seller will indicate the extent to which any such representations are no longer true and correct

     13.28. If because of circumstances which occur after the Effective Date, any representations provided in this Section 13 are in any material respect different than the representations set out in this Section 13, above, Seller will take such action, at a cost not to exceed One Hundred Thousand and no/100 Dollars ($100,000.00), as will be required to make such representation true and correct.

     13.29. If at the Closing the representations provided in this Section 13 are in any material respect different than the representations provided in this Section 13 because of change of circumstances, and if such change of circumstances are not a result of a knowing and material breach of any representation of Seller under this Section 13, then Buyer (as its only remedies) may either (a) waive any such change in circumstances and such representations and warranties of Seller shall be amended accordingly, or (b) elect to terminate this Agreement and receive the return of the Initial Earnest Money Payment, less One Hundred Dollars ($100.00) to be retained by Seller as consideration for this Agreement, and the Earnest Money Deposit and neither Seller nor Buyer will have any further liability or responsibility to the other hereunder (other than as provided in this Agreement to specifically survive termination of this Agreement).

     13.30. If, at the Closing, any representation contained in this Section 13 is not accurate in any material respect for any reason other than changed circumstances which are not a result of a knowing and material breach of any representation of Seller (that is, other than as covered by Section 13.29, above), Buyer will have the following options only:
          (a) to waive such requirement and proceed with Closing in which case Seller will be liable to reimburse Buyer for up to One Hundred Thousand and no/100 Dollars ($100,000.00) (that is, including but not in addition to the $100,000 provided above in this Section 13.28) or
          (b) terminate this Agreement and receive the return of the Initial Earnest Money Payment and the Earnest Money Deposit, together with all other sums, if any, paid on account of this Agreement by Buyer to unrelated third-parties, including, without limitation, all amounts paid or incurred by Buyer, whether before or after the date of this Agreement, in connection with its due diligence investigation of the Property, and neither Seller nor Buyer will have any further liability to or responsibility to the other hereunder other than as provided in this Agreement to specifically survive termination of this Agreement; but in no event will Seller be liable to Buyer for any other damages (actual, consequential, speculative, punitive, or otherwise).

     13.31. If at or before expiration of Buyer's Examination Period, Buyer discovers any matter that would be a breach of a representation contained in this Section 13, but for the fact that the representation is limited to Seller's knowledge (excluding by reason of changed circumstances which is not a result of a knowing and material breach of any representation of Seller under this Section 13), then Buyer will have the following options only: (a) to waive such requirement and proceed with Closing or (b) terminate this Agreement and receive the return of the Initial Earnest Money Payment and the Earnest Money Deposit and neither Seller nor Buyer will have any further liability to or responsibility to the other hereunder other than as provided in this Agreement to specifically survive termination of this Agreement.

     13.32. Seller does hereby agree to indemnify and hold Buyer harmless from any liability to or claims by unrelated third-parties arising out of the existence of any Hazardous Substances on the Property prior to Closing; and Buyer does hereby agree to indemnify and hold Seller harmless from any liability to or claims by any unrelated third-parties arising out of the existence of any Hazardous Substances on the Property from and after Closing which did not exist on the Property prior to Closing.

     13.33. For purposes of any claim made against Seller by Buyer after Closing for breach of Seller's representations and warranties, the representations and warranties of Seller in this Section 13 are qualified by any information with respect to which Buyer has current actual knowledge at the Closing.

     13.34. Notwithstanding anything in this Agreement to the contrary, the representations and warranties under this Section 13 shall survive Closing, but not beyond 12:00 p.m. (noon) CST on the 31st day of December, 1998 (the "Claim Period"), and any such claim shall be asserted by specific written notice from Buyer to Seller, setting out the specific nature of such claim, which notice must be delivered to Seller prior to the expiration of the Claim Period. Any claim for any breach of any representation or warranty under this Section 13 shall be limited to a claim for actual out-of-pocket damages incurred by Buyer, and not for punitive, speculative, consequential or other damages.

14. Buyer's Representations. Buyer represents and warrants to Seller that:

     14.1.Organization and Existence. Buyer is a corporation, duly organized, validly existing and in good standing under the laws of state of its formation and prior to Closing will be properly qualified to do business in the State of Texas and has all requisite power to enter into and perform under the terms of this Agreement without any qualification whatsoever.

     14.2.Authority. The execution, delivery and performance by Buyer of this Agreement has been duly authorized by directors or partners, as the case may be, and no further action is necessary on the part of Buyer to make this Agreement valid, binding and enforceable. Neither the execution, delivery nor performance by Buyer of this Agreement will conflict with or result in a violation of breach of any term or provision of nor constitute a default under any of the organizational or trust documents of Buyer.

     14.3.Experienced Investor. Buyer has, to its satisfaction, examined the general real property and market conditions in San Antonio, Bexar County, Texas. Buyer is able to evaluate an investment in property in San Antonio, Texas.

     14.4.Litigation. There are no material claims, actions, suits, proceedings or investigations pending, or to the current actual knowledge of officers and directors or Buyer, threatened against Buyer which could reasonably be expected to materially impair the ability of Buyer to fulfill and perform its obligations under this Agreement.

     14.5.Buyer's Examination Period. Buyer agrees and represents to Seller that Buyer will conduct the Property Inspection and that the Buyer's Examination Period is adequate for Buyer to conduct the Property Inspection. Buyer represent and warrants that in making Buyer's decision to purchase the Property, Buyer has relied solely upon and shall rely solely upon the opinion and judgment of Buyer and Buyer's experts; and that Buyer has not relied, and is not relying upon any representations of Seller or any of Seller's agents or employees as to the quality, nature, adequacy or condition of the Property for Buyer's intended use or any other use, except as to those representations and warranties of Seller provided in Section 13 of this Agreement and the limited representations as to title provided by Seller in this Agreement.

     14.6.The representations and warranties provided by Buyer in this Section
          14 shall survive Closing. Notwithstanding anything in this Agreement to the contrary, the representations and warranties under Section 14.1, 14.2 and 14.4 shall survive Closing, but not beyond 12:00 p.m.
          (noon) CST on the 31st day of December, 1998 (the "Claim Period"), and any such claim shall be asserted by specific written notice from Seller to Buyer, setting out the specific nature of such claim, which notice must be delivered to Buyer prior to the expiration of the Claim Period. Any claim for any breach of any representation or warranty under this Section 14 shall be limited to a claim for actual out-of-pocket damages incurred by Seller, and not for punitive, speculative, consequential or other damages.

15. Closing. The purchase and sale of the property herein described shall be closed on Wednesday, December 17, 1997, in the offices of Davis, Adami & Cedillo, Inc., 200 Concord Plaza, Suite 400, San Antonio, Texas, attorneys for Seller (the "Closing" or "Closing Date"). Upon Closing, Seller, at Seller's expense, shall deliver to Buyer or the Title Company, as the case may be:

     15.1.A Special Warranty Deed conveying good and indefeasible title in fee simple to the Property, free and clear of any and all liens, encumbrances, easements, assessments, restrictions, and other conditions except for the following:

          15.1.1. Taxes for the year of Closing and subsequent years not yet due and payable.

          15.1.2. The Permitted Exceptions.

          15.1.3. The Deed shall contain the following provision: "By the acceptance of this Deed, Grantee does hereby acknowledge that: except for the warranties of title provided in this Special Warranty Deed and except for the representations and warranties of Grantor provided in Section 13 of that one certain Purchase and Sale Agreement with an Effective Date of [DATE] wherein Grantor is Seller and Grantee is Buyer for the Property (which representations and warranties expire December 31, 1998), Grantee takes the property in "AS IS" condition; Grantor has not made and does not make any representations as to the physical condition, layout, footage, expenses, zoning, operation or any other matter affecting or related to the Property; and Grantor makes no other warranties, express or implied, of merchantability, marketability, fitness or suitability for a particular purpose or otherwise except as set forth and limited herein. Any implied warranties are expressly disclaimed and excluded."

     15.2.Title Policy. A form TLTA Owner's Title Policy of Insurance issued in the face amount of the Purchase Price insuring legal, equitable and indefeasible fee simple title to the Property, free and clear of all restrictions, encumbrances, easements, and other matters of record, except for the Permitted Exceptions, and all taxes for the year of Closing and subsequent years.

     15.3.Leases. Executed original counterparts of the Leases and Lease
          Guaranties, as well as an assignment and assumption of each lease, in form to be agreed upon by Seller and Buyer prior to expiration of Buyer's Examination Period (the "Assignment and Assumption of Leases").

     15.4.Bill of Sale and Assignment. A Bill of Sale and Assignment in the form to be agreed upon by Seller and Buyer prior to expiration of Buyer's Examination Period, conveying the Accessories, the Project Plans, the Permits, Contracts (which Buyer agrees to assume in accordance with this Agreement), the Contract Deposits, the Security Deposit Escrow, General Intangibles and the Personal Property, and all other personal property transferred hereunder and, except for the representations otherwise provided herein, in an "As Is" condition duly executed by and without recourse to Seller together with an indemnity by Seller in favor of Buyer from and against any and all claims, liabilities, damages and expenses (including reasonable attorneys' fees) arising from any misapplication of the Security Deposits prior to the Closing.

     15.5.Non-Foreign Affidavit. An Affidavit of Seller certifying that Seller is not a "foreign person" as defined in the Federal Foreign Investment and Real Property Tax Act of 1980, and the 1984 Tax Reform Act, as amended.

     15.6.Warranties. The originals of all warranties from third parties regarding the Property in the possession of Seller, without recourse to Seller.

     15.7.Evidence of Authority. (i) Copy of Seller's resolutions, certified as true and complete as of the Closing date, authorizing Seller's selling the Property pursuant to this Agreement, and evidencing the authority of the person signing this Agreement and any documents to be executed by Seller at Closing, (ii) Incumbency Certificate for each joint venture partner of Seller, and (iii) good standing certificate for each joint venture partner of Seller, issued by the State of Texas dated within thirty (30) days of the Closing Date..

     15.8.Estoppel Certificate. Estoppel Certificates as specified in Section
          11.4 dated no earlier than forty-five (45) days prior to Closing which have been executed by the respective

          Tenant, to the extent Seller is able to obtain the same.

     15.9. Plans and Specification. Complete sets of "to be built" plans and specifications for the Improvements, if available.

     15.10. Certification of Representations and Warranties. A certificate of the Seller dated as of the Closing Date certifying that all of Seller's representations and warranties set forth in this Agreement remain true as of the Closing Date, or if not, specifying the respect in which any such representation or warranty is no longer true, dated as of the Closing Date and represented and certified by the Seller to be true and correct in all material respects.

     15.11. Tenant Notice. Notices to Tenant in the form to be provided by Buyer and incorporated herein by reference, advising Tenants of the sale of the Property to Buyer and directing that rents and other payments thereafter be sent to Buyer or as Buyer may direct.

     15.12. Contracts. A letter from Seller to the other party under each of the Contracts assumed by Buyer, in form and substance reasonably satisfactory to Buyer, notifying such other party of the change in ownership of the Property and the assignment by Seller to Buyer of such Contract; and evidence that Seller has terminated any management agreement covering the Property and provided notice of termination or otherwise terminated all Contracts that Buyer has not specifically agreed to assume.

     15.13. Project Rent Roll. A schedule showing any variations, as of the Closing Date, in the Project Rent Roll, certified by Seller as provided in Section 9.5, above.

     15.14. UCC Search. A UCC search dated within five (5) days business days of Closing, showing no security interests with respect to any of the Property, other than as reflected in the Permitted Exceptions.

     15.15. Other Documents. Such other documents and instruments as are reasonably required by the Title Company in connection with the issuance of its title insurance policy to Buyer or deemed necessary or desirable by Buyer or its attorneys in order to effectuate the transactions set forth in this Agreement, so long as any such document or instrument will not, of itself, increase the cost to or liability of Seller with respect to this Agreement and its performance hereunder..

16. Buyer's Obligations at Closing. At the Closing, Buyer shall deliver to the Title Company or to Seller, as the case may be, the following:

     16.1. Purchase Price. The Purchase Price, adjusted by prorations as provided for herein, by wire transfer of immediately available funds.

     16.2. Evidence of Authority. Copy of Buyer's resolutions, certified as true and complete as of the Closing date, authorizing Buyer's acquisition of the Property pursuant to this Agreement, and evidencing the authority of the person signing this Agreement and any documents to be executed by Buyer at Closing.

     16.3. Assignment and Assumption of Leases. The Assignment and Assumption of Leases evidencing the assumption of the obligation of Landlord under the Leases.

     16.4. Other Documents. Such other documents and instruments as are reasonably required by the Title Company in connection with the issuance of its title insurance policy to Buyer.

17.  Proration.

     17.1.The following shall be apportioned between Seller and Buyer at the Closing as of midnight of the day preceding the Closing Date:

         17.1.1. Prepaid rents and Additional Rents and other amounts payable by Tenants, if, as and when received.

         17.1.2. Real estate taxes, water charges, sewer rents and vault charges, if any, on the basis of the fiscal years, respectively, for which same have been assessed.

         17.1.3. Charges and payments under transferable Contracts or permitted renewals or replacements thereof, if assigned and assumed by Buyer at the Closing.

         17.1.4. Utilities, including, without limitation, water, steam, electricity and gas, on the basis of (1) an actual reading done on or immediately prior to the Closing Date or (2) the most recent bills therefor. Notwithstanding the foregoing, the parties shall endeavor to have the account name on each of the foregoing utilities changed from Seller to Buyer as of the Closing Date, it being understood that under no circumstances shall Buyer have any liability for any such utility charges relating to any period prior to the Closing Date, nor shall Seller have any liability for any such utility charges from and after the Closing Date. Buyer shall have no obligation or liability whatsoever with regard to any security deposit of Seller maintained by any utility company with regard to the Property.

     17.2.If the Closing shall occur before a new real estate tax rate is fixed, the apportionment of real estate taxes at the Closing shall be upon the basis of the old tax rate for the preceding fiscal year applied to the latest assessed valuation. Promptly after the new tax rate is fixed, the apportionment of real estate taxes shall be recomputed and any discrepancy resulting from such recomputation and any errors or omissions in computing apportionments at Closing shall be promptly corrected and the proper party reimbursed.

     17.3. If, on the Closing Date, any Tenant is in arrears in the payment of rent or has not paid the rent payable by it for the month in which the Closing occurs (whether or not it is in arrears for such month on the Closing Date), any rents received by Buyer or Seller from such tenant after the Closing shall be applied to amounts due and payable by such Tenant during the following periods in the following order of priority: (A) first to any month or months following the month in which the Closing occurred, (B) second, to the month in which the Closing occurred, and
          (C) third, to any month or months preceding the month in which the Closing occurred. If rents or any portion thereof received by Seller or Buyer after the Closing are due and payable to the other party by reason of this allocation, the appropriate sum, less a proportionate share of any reasonable attorneys' fees and costs and expenses expended in connection with the collection thereof, shall be promptly paid to the other party. After Closing, Seller will have no right to sue any Tenant for delinquent rent for any Lease.

     17.4.If any Tenants are required to pay percentage rent, escalation charges for real estate taxes, parking charges, operating expenses and maintenance escalation rents or charges, cost-of-living increases or other charges of a similar nature ("Additional Rents") and any Additional Rents are collected by Buyer, it shall promptly pay to Seller it's proportionate share thereof, if and when the tenant paying the same has made all payments of rent and Additional Rents then due to Buyer pursuant to the tenant's Lease. If Seller has collected estimates of Additional Rents in excess of a Tenant's proportionate share allocable to the period prior to Closing, Buyer shall receive a credit against the Purchase Price at Closing for any such excess.

     17.5.Seller shall cooperate with Buyer in all respects in connection with the collection of rents and Additional Rents, so long as Seller shall incur no liability or significant expenses in doing so. In particular, Seller shall for a period to not exceed thirty (30) days after Closing, cooperate with Buyer in calculating Additional Rents and billings therefor.

     17.6. The provisions of this Section 17.2 through 17.5 shall survive the Closing.

     17.7.If any of the items subject to apportionment under the foregoing provisions of this Section 17 cannot be apportioned at the Closing because of the unavailability of the information necessary to compute such apportionment, or if any errors or omissions in computing apportionments at the Closing are discovered subsequent to the Closing, then such item shall be reapportioned and such errors and omissions corrected as soon as practicable after the Closing Date and the proper party reimbursed, which obligation shall survive the Closing for a period of one hundred eighty (180) days after the Closing Date as hereinafter provided. Neither party hereto shall have the right to require a recomputation of a Closing apportionment or a correction of an error or omission in a Closing apportionment unless within the aforestated one hundred eighty (180) day period one of the parties hereto (i) has obtained the previously unavailable information or has discovered the error or omission, (ii) has given notice thereof to the other party, together with a copy of its good faith recomputation of the apportionment and copies of all substantiating information used in such recomputation and (iii) such recomputation or correction involves amounts which in the aggregate exceed Five Thousand Dollars ($5,000). The failure of a party to obtain any previously unavailable information or discover an error or omission with respect to an item subject to apportionment hereunder and to give notice thereof as provided above within one hundred eighty
          (180) days after the Closing Date shall be deemed a waiver of its right to cause a recomputation or a correction of an error or omission with respect to such item after the Closing Date.

     17.8.Buyer shall receive a credit on the Closing Date equal to all leasing commissions due to leasing or other agents for the current remaining term of each Lease (determined without regard to any unexercised termination or cancellation right), discounted to present value using reasonable discount rates. Buyer shall assume, in writing, the obligation to pay any such leasing commissions due thereunder after the Closing Date up to the amount of such credit (without discount). Buyer shall promptly return to Seller any such commission (without discount) that, due to later events, does not become due and payable. At Closing, Buyer shall assume leasing commissions for renewals or expansions under any Lease expressly identified in the Project Rent Roll as a result of the exercise of such right after the Effective Date of this Agreement. If by Closing Seller has not completed and paid in full all tenant improvement expenses, tenant allowances, moving expenses and other out-of-pocket costs which are the obligation of Landlord under Leases ("TI Obligations"), other than for the Athletic Club Tenant for which the provisions of Section 21.8 shall apply, then such costs as reasonably agreed by Buyer and Seller shall be withheld from the Purchase Price at Closing, placed in escrow with the Title Company, and Buyer shall be responsible for completing and paying such TI Obligations. Any funds held in the escrow shall be released to Buyer without any requirement for the consent of Seller and shall be used by Buyer to pay the Landlord's share of such tenant improvement and allowances. If there are any funds remaining in escrow after payment of such TI Obligations, such excess shall be paid to Seller; but if the amount in escrow is insufficient for the purpose, Seller shall reimburse Buyer for such deficiency on demand. Notwithstanding the above, Buyer will be responsible for Commission (not to exceed $11,616.00) and Leasehold Allowances (but not to exceed $14,040.00) on the Fireman's Fund Lease Agreement.

18. Assessments. If, on the Closing Date, the Property or any part thereof shall be affected by any assessment or assessments which are or may become payable in installments, of which the first installment is now or at Closing will be a charge or lien, or has been paid, then for the purposes of this Agreement, all the unpaid installments of any such assessment including those which are to become due and payable on or after the Closing Date shall be deemed to be due and payable and be liens upon the Property and the payment thereof shall be paid and discharged by Seller upon the Closing.

19. Closing Costs. Notwithstanding anything to the contrary contained herein, the Closing Costs shall be paid as follows:

     19.1. By Seller:

         (a) Title insurance examination and premium; (b) Preparation of Special Warranty Deed; (c) Revenue stamps or transfer tax, if any; (d) One-half (1/2) the escrow fee, if any; (e) Brokerage fee as outlined in Section 26 herein; (f) The Survey; Seller's attorneys' fees; and Recording fees with regard to releases of liens.

     19.2. By Buyer:

         (a) Preparation of Mortgage, Deed of Trust or other applicable financing instruments; (b) Recording fees (except as provided in Section 19.1(h), above); (c) One-half (1/2) the escrow fee, if any; (d) Any additional engineering reports, environmental reports, appraisals, or other reports or studies required by Buyer;
         (e)  The survey deletion fee for Title Insurance purposes; and
         (f)  Buyer's attorneys' fees.

20.  Default.

     20.1.Default of Seller. In the event Seller is in default of its obligations under this Agreement, Buyer, as its exclusive remedies, shall be entitled to either (a) a refund of the full amount of the Initial Earnest Money Payment and the Earnest Money Deposit together with all other sums, if any, paid on account of this Agreement by Buyer to unrelated third-parties, including, without limitation, all amounts paid or incurred by Buyer, whether before or after the date of this Agreement, in connection with its due diligence investigation of the Property, or (b) enforce specific performance of this Agreement; provided, however, that any such action for specific performance shall be initiated by Buyer, if at all, within sixty (60) days after that date on which the sale of the Property was scheduled to close hereunder and, if such action is not initiated within such 60-day period, then Buyer shall be deemed conclusively to have elected to waive the right to initiate such action for specific performance, in which event, Buyer's sole remedy shall be to terminate this Agreement and receive a refund of the Initial Earnest Money Payment and the Earnest Money Deposit together with all other sums, if any, paid on account of this Agreement by Buyer to unrelated third-parties, including, without limitation, all amounts paid or incurred by Buyer, whether before or after the date of this Agreement, in connection with its due diligence investigation of the Property; and provided, further, Seller shall not be in default hereunder unless and until Buyer shall provide written notice to Seller of the basis for any such default and Seller has failed to cure such matter within ten (10) days of its receipt of such notice; provided, further, Buyer may not enforce specific performance against Seller if Seller is unable to deliver the Property subject only to the Permitted Exceptions (e.g., a third party places a cloud on title to the Property which Seller cannot remove prior to Closing). In no event shall Seller be liable to Buyer for any other actual, punitive, speculative, consequential or other damages, excepting only in the case of the inability of Seller to deliver the Property subject only to the Permitted Exceptions is due to a willful and bad faith overt act of Seller. No delay or omission in the exercise of any right or remedy accruing to Buyer upon any default of Seller under this Agreement shall impair any such right or remedy or be construed as waiver of such default or any default theretofore or thereafter occurring. The waiver by Buyer of any condition or event of default shall not be deemed to be a waiver of any other condition or of any prior or subsequent event of default.

     20.2.Default of Buyer. Except as provided below, in the event of a default hereunder by Buyer or if Buyer shall otherwise fail to perform any of Buyer's obligations hereunder Seller may terminate this Agreement by notice to Buyer and may retain the Initial Earnest Money Payment and the Earnest Money Deposit as liquidated damages and this shall be Seller's sole remedy for the Buyer's breach of this Agreement and neither party shall have any further rights, obligations or liabilities hereunder, except as otherwise provided herein; however, Buyer shall not be in default hereunder unless and until Seller shall provide written notice to Buyer of the basis for any such default and Buyer has failed to cure such matter within ten (10) days of its receipt of such notice. Seller and Buyer agree that it is difficult to determine, with any degree of certainty, the loss which Seller would incur in the event of Buyer's failure to close the purchase of the Property, and the parties have agreed that the amount of the Earnest Money Deposit represents a reasonable estimate of such loss and is intended as a liquidated damages provision. No delay or omission in the exercise of any right or remedy accruing to Seller upon any default of Buyer under this Agreement shall impair such right or remedy or be construed as a waiver of such default or any default theretofore or thereafter occurring. The waiver by Seller of any condition or event of default shall not be deemed to be a waiver of any other condition or of any prior or subsequent event of default.

21. Future Operations. From the date of this Agreement until the Closing or earlier termination of this Agreement, Seller will:

     21.1.Maintenance and Operation of Property. Keep, operate and maintain the Property in substantially the same condition and manner as the Property is now maintained and operated by Seller and perform all obligations on the part of landlord to be performed under the Lease.

     21.2. Litigation and Claims. Promptly advise Buyer of any actual or threatened litigation, arbitration, administrative hearing or claim (of any material matter or amount) concerning the Property for which Seller has current actual knowledge, or if Seller determines that any representation or warranty made by Seller in Section 13 hereof is incorrect in any material manner or amount.

     21.3. Insurance. Maintain (or cause the maintenance of) all liability, property and casualty or other insurance which Seller currently has in force with respect to the Property.

     21.4.No Change in Title. Not enter into or acquiesce in the filing of any easement, license, plat (or replat) or zoning charge affecting the Property, except as provided in Section 21.9, below, without the prior written consent of Buyer in its sole discretion.

     21.5. No Encumbrance. Not transfer or encumber or permit any lien to be placed against all or any portion of the Property.

     21.6.No Sale. Neither Seller nor any of its affiliates shall negotiate, discuss or enter into any agreement with any third party regarding the transfer, sale or conveyance of all or any portion of the Property.

     21.7.Leasing. (i) Not modify any existing Lease or enter into any new
          Lease in any manner without the prior written consent of Buyer, and Buyer will not unreasonably withhold or delay its consent for any modification to any existing lease or for Seller to enter into any new Lease which is with an individual or entity unrelated (directly or indirectly) to Seller and/or its joint venture partners and which is in the ordinary course of business of the Property consistent with past business practices in the operation of the Property, and any such consent will be deemed given if specific written objection is not provided by Buyer to Seller within five (5) business days after Buyer receives written notice of such amendment or new lease, with the proposed lease amendment or new agreement attached to such notice; and
          (ii) promptly deliver to Buyer a copy of any notice (including, without limitation, a notice of default under any Lease, and promptly cure any such default; provided, however, from and after expiration of Buyer's Examination Period, Buyer may withhold its consent in its sole discretion.

     21.8.Athletic Club Renovations. Pursuant to the Lease for the Athletic
          Club, the Athletic Club Tenant and Seller have entered into certain agreements for refurbishment/renovations which are being made to the Athletic Club, the cost of which are to be borne equally by Seller, as Landlord, and such Tenant. At Closing, Seller will escrow with the Title Company, under escrow instructions to be agreed upon between Seller and Buyer during Buyer's Examination Period, any then remaining obligation of Seller and Tenant for the costs of such improvements plus any additional sums reasonably projected to complete such refurbishment/renovations; however if the escrowed amount is insufficient to complete such refurbishment/renovations, Seller will remain liable for any deficiency. Seller will, until completion, continue such improvements pursuant to such agreements with such changes as Seller in its discretion shall deem appropriate, but Seller will notify Buyer in writing of any material change in such planned improvements, and any such material change after expiration of the Buyer's Examination Period will require the prior written consent of Buyer, which consent Buyer will not unreasonably withhold or delay, and such consent will be deemed provided if written objection is not provided by Buyer to Seller within five (5) business days after Seller notifies Buyer in writing of the specific nature of the change requested.

     21.9.Described Easements. Seller is in the process of negotiating (i) an easement to provide the owner of the tract contiguous to and south of the Property (who is an affiliate of Seller) access to the utility easements located within the entry drive of Concord Plaza so long as any such access is at the sole cost of such owner and has no material adverse effect on the capacity of any utilities provided to the Property and (ii) acquisition of the parking area on the north side of the Property, which is currently owned by an affiliate of Seller and provided to Seller by easement. Both such transactions will be completed at or before Closing at the expense of Seller. If the transaction described in clause (ii) has not been completed at or before Closing, Buyer may terminate this Agreement and receive a return of the Initial Earnest Money Payment and the Earnest Money Deposit, and neither party shall have any further liability to the other hereunder other than the obligations which specifically survive termination as provided in this Agreement.

     21.10. Claims. Promptly deliver notice to Buyer of, and, if the same may adversely affect the Buyer or the Property, defend at the Seller's expense, all actions, suits, claims and other proceedings affecting the Property, or the use, possession or occupancy thereof;

     21.11. Condemnation. Promptly deliver notice to Buyer of any actual or threatened condemnation of the Property or any portion thereof;

     21.12. Permits. Maintain all Permits in full force and effect and promptly deliver notice to Buyer of any intention of the Seller to seek any new Permit;

     21.13. Contracts. Maintain all Contracts in full force and effect, timely make all payments and observe and perform all obligations to be paid, observed or performed by the Seller thereunder, and promptly notify the Buyer of any receipt or delivery of any notice (including any notice of default) thereunder, and not modify, amend, renew, extend, terminate or otherwise alter any Contracts nor enter into any new maintenance service contracts or any other agreements affecting the Property without the prior written consent of Buyer in each instance, which consent will not be unreasonably withheld or delayed; provided, however, Buyer may withhold its consent in its sole discretion for any such Contract which cannot be terminable on thirty (30) days notice or less.

     21.14. Repairs. Provide all services, repairs and other work required to be provided by the landlord under the Leases;

     21.15. Personal Property. Seller will not remove from the Property any Personal Property (as defined in Section 1.8, above) of any material value or which is material to the operations of the Property unless it is replaced with a comparable item of equal quality and quantity as existed as of the time of such removal; and

     21.16. Security Deposits. Not apply any of the Security Deposits, whether to a default of a Tenant or otherwise without the prior written consent of Buyer which consent shall not be unreasonably withheld or delayed.

22. Casualty. The risk of loss or damage to the Property by fire or other casualty shall, until Closing, be borne by Seller. After Closing, the risk of any loss or damage to the Property by fire or other casualty shall be borne by Buyer. Seller shall promptly give Buyer written notice if all or any portion of the Property is damaged or destroyed by fire or other casualty and the extent thereof. For purposes of this Section 22, "Material Casualty" shall be any casualty resulting in damage to the Property of Twenty-Five Thousand and No/100 Dollars ($25,000.00) or more or any casualty which can be the basis for any Tenant to terminate any Lease or Leases which, individually or in the aggregate, is for more than five thousand (5,000) square feet of net rentable area in each case as reasonably estimated by Buyer. In the event of a Material Casualty, Buyer may, by written notice to Seller within ten (10) days after receipt of notice of the occurrence of such Material Casualty, elect to cancel this Agreement. In the event either party shall so elect, the Initial Earnest Money Payment and Earnest Money Deposit shall be returned to Buyer and, upon such return of the Initial Earnest Money Payment and the Earnest Money Deposit, both parties shall be relieved and released of and from any further liability hereunder, except as otherwise provided in this Agreement. In the event of a Material Casualty, if this Agreement is not so cancelled by Buyer, or if there is a non-material casualty, this Agreement shall not be affected, but Seller shall assign to Buyer all of Seller's right, title and interest in any insurance proceeds and claims, and the Purchase Price shall be reduced by the amount of any applicable insurance policy deductible.

23. Disclaimer Regarding Representations and Warranties of Seller. EXCEPT FOR THE WARRANTIES OF TITLE CONTAINED IN THE DEED AND THE LIMITED EXPRESS WRITTEN REPRESENTATIONS AND WARRANTIES OF SELLER CONTAINED IN SECTION 13 HEREOF, BUYER ACCEPTS THE PROPERTY "AS IS" AND "WHERE IS", WITH ALL FAULTS, AND BUYER AGREES THAT, EXCEPT AS EXPRESSLY PROVIDED HEREIN, NEITHER SELLER NOR ANY OF SELLER'S EMPLOYEES, OFFICERS, DIRECTORS, REPRESENTATIVES OR AGENTS (COLLECTIVELY THE "SELLER RELATED PARTIES") HAVE MADE OR GIVEN ANY WARRANTIES, GUARANTEES, OR REPRESENTATIONS OF ANY KIND WHATSOEVER, REGARDING ANY MATTER RELATING TO THIS AGREEMENT OR THE PROPERTY, WHETHER ORAL OR WRITTEN, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, BUYER AGREES THAT THERE ARE NO EXPRESS OR IMPLIED WARRANTIES OF HABITABILITY, MERCHANTABILITY, SUITABILITY, OR FITNESS FOR A

     PARTICULAR PURPOSE AND THAT THERE ARE NO EXPRESS OR IMPLIED WARRANTIES OR REPRESENTATIONS REGARDING THE PRESENT OR FUTURE VALUE, PROFITABILITY, PERFORMANCE OR PRODUCTIVITY OF THE PROPERTY, OR REGARDING THE PAST OR PRESENT COMPLIANCE BY SELLER OF ENVIRONMENTAL LAWS.

24. Condemnation. If, prior to Closing, all or any portion of the Property is condemned or taken by eminent domain by any authority (a "Condemnation"), Seller shall promptly notify Buyer thereof, and Buyer may terminate this Agreement by giving written notice thereof to Seller prior to the Closing Date, in which event the Initial Earnest Money Payment and the Earnest Money Deposit shall be returned to Buyer and, upon the return of such Initial Earnest Money Payment and the Earnest Money Deposit, both parties shall be relieved and released of and from any further liability hereunder, except as otherwise provided in this Agreement. If Buyer does not elect to terminate this Agreement as a result of a Condemnation, Seller shall pay to Buyer, at Closing, all awards or other proceeds for such Condemnation collected by Seller and assign and transfer to Buyer all of Seller's right, title and interest in and to any claims for uncollected awards and other proceeds for such Condemnation which Seller may be entitled to receive. At Buyer's request, from and after the Closing, Seller shall cooperate with Buyer in the settlement of any condemnation claims pursued by Buyer.


25. Notices. All notices and other communications required or permitted to be given hereunder shall be in writing and shall be sent by either confirmed receipt by facsimiles or mailed by certified and/or registered mail, return receipt requested, postage prepaid, or personally delivered, or delivered by a national overnight carrier, addressed or faxed as follows:

         SELLER:           The New Concord Plaza Joint Venture
                           Attn:    Mr. William T. Ellis
                           200 Concord Plaza, Suite 303
                           San Antonio, Texas  78216
                           Phone:                    (210) 822-8600
                           Fax:             (210) 822-1143

         With Copy To:     Mr. J. Russell Davis
                           Davis, Adami & Cedillo, Inc.
                           200 Concord Plaza, Suite 400
                           San Antonio, Texas  78216
                           Phone:                    (210) 822-6666
                           Fax:             (210) 822-1151

         BUYER:            Patriot American Acquisition Corp.
                           3030 LBJ Freeway, Suite 1500
                           Dallas, Texas  75234
                           Attn:    Mr. Darryl E. Freling
                                    Vice President-Acquisitions
                           Phone:                    (972) 888-8000
                           Fax:             (972) 888-8029

         With copy to:              Mr. Roger Thomas
                                    Cali Realty Corp.
                                    11 Commerce Drive
                                    Cranford, New Jersey  07016
                                    Phone:                    (908) 272-8000
                                    Fax:             (908) 272-6755

         With copy to:              Jones, Day, Reavis & Pogue
                                    2300 Trammell Crow Center
                                    2001 Ross Avenue
                                    Dallas, Texas 75201-2958
                                    Attn:   David J. Lowery, Esq.
                                    Phone:                    (214) 220-3939
                                    Fax:             (214) 969-5100

     or to such changed address or facsimile number as a party hereto shall designate to the other party hereto from time to time in writing. Notices shall be deemed delivered (i) if personally delivered or delivered by overnight carrier, on the date of delivery or first business day thereafter if delivered other than on a business day or after 5:00 p.m. CST to said offices; (ii) if sent by certified mail, return receipt requested, on the date shown on the receipt unless delivery is refused or delayed by the addressee in which event they shall be deemed delivered on the date of deposit in the U.S. Mail; or (iii) if sent by means of a facsimile transmittal machine, at the time and on the date of receipt with receipt thereof confirmed by telephonic acknowledgement or first business day thereafter if receipt other than on a business day or after 5:00 p.m. CST.

26. Real Estate Commission. If, as and when this transaction closes, and the full Purchase Price has been paid to Seller, then Seller will pay a commission to Corporate Realty, Inc. arising out of the transaction contemplated by this Agreement per a separate agreement between Seller and Corporate Realty, Inc. (the "Broker"). Seller hereby indemnifies and holds Buyer harmless from any and all real estate commissions, claims for such commissions or similar fees on this transaction arising in any manner out of any commitment or promise or agreement made by Seller. Buyer hereby indemnifies and holds Seller harmless from any and all real estate commissions, claims for such commissions or similar fees on this transaction arising in any manner out of any commitment or promise or agreement made by

     Buyer. In accordance with the terms of the Real Estate License Act of Texas, Buyer is hereby advised by the Broker that Buyer should have the abstract covering the Property examined by an attorney of Buyer's selection, or be furnished with or obtain a policy of title insurance.

27. Information and Audit Cooperation. At Buyer's request, at any time before Closing, and within one (1) year after Closing, Seller will provide to Buyer's designated independent auditor access to those books and records of the Property which are in Seller's possession and not provided to Buyer at Closing, and Seller shall provide to such auditor a representation letter regarding the books and records of the Property, in substantially the form of Exhibit "A", attached hereto and incorporated herein by reference, in connection with the normal course of auditing the Property in accordance with generally accepted auditing standards.

28. Further Assurances. In addition to the acts and deeds recited herein and contemplated to be performed, executed and/or delivered by either party at Closing, each party agrees to perform, execute and deliver, on or after Closing, any further actions or documents, and will obtain such consents, as may reasonably necessary or as may be reasonably requested to fully effectuate the purposes, terms and conditions of this Agreement, or to further perfect the conveyance, transfer and assignments of the Property to Buyer, so long as this will not in any material manner or amount increase the cost to such party to perform hereunder or the financial obligations of such party hereunder.

29. Assignment. At or prior to Closing, Buyer may assign its rights as buyer hereunder to (i) any Affiliate of Buyer, or (ii) upon the prior written consent of Seller in its sole discretion. Any assignee will be deemed to have been provided all of the information provided to Buyer under this Agreement.

30. Control of Adjacent Properties. Seller has advised Buyer that an Affiliate of one of the joint venture partners of Seller owns the tracts immediately to the north and south of the Project (herein the "Adjacent Properties"). Except as otherwise provided in Section 21.9, this Agreement shall not in any manner be subject to any agreements which may or may not be made between Buyer and the Owners of the Adjacent Properties and this Agreement shall not result in any restrictions, directly or indirectly, with respect to any other properties which may be owned by any joint venture partner of Seller or their respective Affiliates.

31. Entire Agreement. This written Agreement constitutes the entire and complete agreement between the parties hereto with respect to the Property. It is expressly understood that there are no verbal understandings or agreements which may change the terms, covenants and conditions herein set forth, and that no modification of this Agreement and no waiver of any of the terms and conditions shall be effective unless made in writing and duly executed by the parties hereto.

32. Binding Effect. All covenants, agreements, warranties and provisions of this Agreement shall be binding upon and inure to the parties hereto and their respective successors and assigns.

33. Current Actual Knowledge. Any representation or warranty limited herein to "current actual knowledge" shall be deemed to mean the actual knowledge of Seller, its joint venturers, their respective employees, the property manager of the Property, and its employees, with no duty for any independent inquiry with respect to the matters which are the subject of such representation or warranty.

34. Affiliate. For purposes of this Agreement, an "Affiliate" is any person which, directly or indirectly, controls, is controlled by, or is under common control with, such person.

35. Indemnified Claim. Upon the occurrence of any expense or liability or third-party claim for which indemnification is provided pursuant to this Agreement (the "Indemnified Claim"), when the party to be indemnified (the "Indemnified Party") has actual knowledge of such claim or facts reasonably expected to lead to any such claim, it shall provide written notice (the "Notice of Claim") to the party required to provide such indemnification (the "Indemnifying Party"), setting out the nature of the Indemnified Claim, including the facts which gave rise or are expected to give rise to such claim. The Indemnifying Party shall have the right to control the defense of such Claim, which it shall do at its expense with counsel subject to the approval of the Indemnified Party, which approval will not be unreasonably withheld or delayed; but the Indemnified Party shall have the right to participate in the defense thereof and be represented, at its own expense, by advisory counsel selected by it, and in such case the counsel selected by the Indemnifying Party and responsible for the defense of such claim shall consult with and cooperate with such advisory counsel of the Indemnified Party. The Indemnifying Party shall provide to the Indemnified Party, or its advisory counsel, if any, copies of all third-party correspondence and pleadings pertaining to the resolution of such claim, and will provide prior written notice to the Indemnified Party of any resolution or settlement of any such claim, and the Indemnified Party shall have the right to approve any such resolution or settlement only if such resolution or settlement is likely to have a material adverse effect upon the Indemnified Party (e.g., potential further liability to the Indemnified Party which may not be covered by the Indemnifying Party), in which case such approval is required but may not be unreasonably withheld or delayed.

36. Attorneys' Fees. In the event of any litigation arising out of this Agreement, the prevailing party shall be entitled to reasonable attorney's fees and costs.

37. Controlling Law. This Agreement has been made and entered into under the laws of the State of Texas, and said laws shall control the interpretation thereof.

38. Counterparts. This Agreement may be executed in as many counterparts as may be required and it shall be sufficient that the signature of each party appear on one or more such counterparts. All counterparts shall collectively constitute a singular agreement.

39. Seller's Escrow. At Closing, Seller will place in escrow Five Hundred Thousand and No/100 Dollars ($500,000.00), with such escrow agent and on such terms, as shall be agreed upon by Buyer and Seller during Buyer's Examination Period, to secure Seller's obligations hereunder, which Escrow shall terminate on the expiration of the Claim Period (as defined in Section 13.34) unless a claim has been asserted by Buyer hereunder prior to expiration of such Claim Period.

40. Bravo's Restaurant Lease. During Buyer's Examination Period, the lease for Bravo's Restaurant will be renegotiated on terms acceptable to Seller, Buyer and the Tenant hereunder, in each of their respective sole discretion, or it will be terminated at Closing.

41. Management Office. During Buyer's Examination Period, Seller and Buyer will endeavor to enter into a lease agreement for the Management Office at a location and on terms and provision acceptable to Seller and Buyer, in each of their sole discretion.

         EXECUTED by Seller this 3rd day of November, 1997, in multiple counterparts, each of which shall have the force and effect of an original.

         EXECUTED by Buyer this 3rd day of November, 1997, in multiple counterparts, each of which shall have the force and effect of an original.

                             SELLER:

                             THE NEW CONCORD PLAZA JOINT VENTURE

                             By:      THE NEW PLAZA CORPORATION,
                                      Managing Venturer

                                      By:_______________________________________
                                               William T. Ellis, Vice President

                                            BUYER:

                                            CALI REALTY ACQUISITION CORP.


                By:_____________________________________________
                   Its:_______________________________________


         Receipt of this Purchase and Sale Agreement is acknowledged the _____ day of _________________, 1997.

                                            CHICAGO TITLE INSURANCE COMPANY


                By:_____________________________________________
                   Its:_______________________________________


         Receipt of the Initial Earnest Money Payment in the amount of $100,000.00 is hereby acknowledged this _____ day of _________________, 1997.

                       SELLER:

                       THE NEW CONCORD PLAZA JOINT VENTURE

                       By:      THE NEW PLAZA CORPORATION,
                                Managing Venturer


                                By:_______________________________________
                                         James H. Eddy, Jr.,  President


         Receipt of the Earnest Money Deposit in the amount of $250,000.00 is hereby acknowledged this _____ day of _________________, 1997.

               CHICAGO TITLE INSURANCE COMPANY


                By:_____________________________________________
                   Its:_______________________________________

         NOTICE TO TITLE COMPANY: Upon receipt, please deliver one fully executed counterpart of this Agreement to each of J. Russell Davis, Davis, Adami & Cedillo, Inc., 200 Concord Plaza, Suite 400, San Antonio, Texas 72816 with a copy to David J. Lowery, Jones, Day, Reavis & Pogue, 2300 Trammell Crow Center, 2001 Ross Avenue, Dallas, Texas 75201-2958.